Exhibit 10.1

CREDIT AGREEMENT

among

SANDERSON FARMS, INC.

and

BMO HARRIS BANK N.A.,

as Agent

REGIONS BANK

AGFIRST FARM CREDIT BANK,

FARM CREDIT BANK OF TEXAS,

FARM CREDIT SERVICES OF AMERICA, PCA,

REGIONS BANK,

as Co-Documentation Agents

AGSTAR FINANCIAL SERVICES, PCA,

BANK OF THE WEST,

FARM CREDIT MID-AMERICA, PCA

FCS COMMERCIAL FINANCE GROUP,

1ST FARM CREDIT SERVICES, PCA,

NORTHWEST FARM CREDIT SERVICES, PCA,

as Co-Syndication Agents

and

THE FROM TIME TO TIME BANKS PARTIES HERETO

October 24, 2013

BMO CAPITAL MARKETS, AGFIRST FARM CREDIT BANK, FARM CREDIT BANK OF TEXAS, FARM CREDIT SERVICES OF AMERICA, PCA, AND REGIONS BANK, AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

SANDERSON FARMS, INC.

CREDIT AGREEMENT

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Section 11.18.	Confidentiality	60
Section 11.19.	Waiver of Jury Trial	60
Section 11.20.	USA Patriot Act	60
Section 11.21.	Taxes	60
Section 11.22.	Waiver of Borrower’s Rights	65

Exhibit A	Revolving Credit Note
Exhibit B	Swing Note
Exhibit C	Letter of Credit Agreement
Exhibit D	Guaranty Agreement
Exhibit E	Compliance Certificate
Exhibit F	Environmental Disclosure
Exhibit G	Schedule of Subsidiaries
Exhibit H	Litigation; Tax Returns; Approval
Exhibit I	Assignment and Acceptance
Exhibit J-1	Form of U.S. Tax Compliance Certificate
Exhibit J-2	Form of U.S. Tax Compliance Certificate
Exhibit J-3	Form of U.S. Tax Compliance Certificate
Exhibit J-4	Form of U.S. Tax Compliance Certificate

Schedule 1	Commitments

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SANDERSON FARMS, INC.

CREDIT AGREEMENT

This Credit Agreement is entered into as of October 24, 2013, by and among SANDERSON FARMS, INC., a Mississippi corporation (the “Company”), the several financial institutions from time to time party to this Agreement, as Banks, and BMO HARRIS BANK N.A., as Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The Company has requested, and the Banks have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDITS.

Section 1.1. The Revolving Credit. (a) Subject to all of the terms and conditions hereof, the Banks agree, severally and not jointly, to extend a Revolving Credit to the Company which may be utilized by the Company in the form of loans (individually a “Revolving Credit Loan” and collectively the “Revolving Credit Loans”) and L/Cs (as hereinafter defined). The aggregate principal amount of all Revolving Credit Loans, Swing Loans (as hereinafter defined) and Reimbursement Obligations (as hereinafter defined) at any time outstanding plus the maximum amount available to be drawn under all L/Cs outstanding from time to time shall not exceed the sum of the Banks’ Revolving Credit Commitments (as hereinafter defined) in effect from time to time during the term of this Agreement. The Revolving Credit shall be available to the Company, and may be availed of by the Company from time to time, be repaid and used again, during the period from the date hereof to and including October 24, 2018 (the “Revolving Credit Termination Date”).

(b) Loans under the Revolving Credit may be Eurodollar Loans or Domestic Rate Loans. All Revolving Credit Loans shall be made from each Bank in proportion to its Commitment Percentage (as hereinafter defined). Each Domestic Rate Loan shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000 and each Eurodollar Loan shall be in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $500,000.

Section 1.2. The Revolving Notes. All Revolving Credit Loans made by each Bank under its Revolving Credit Commitment shall be evidenced by a single Revolving Credit Note of the Company substantially in the form of Exhibit A hereto (individually, a “Revolving Note” and together, the “Revolving Notes”) payable to the order of such Bank in the principal amount of such Revolving Credit Commitment, but the aggregate principal amount of indebtedness evidenced by such Revolving Note at any time shall be, and the same is to be determined by, the aggregate principal amount of all Revolving Credit Loans made by such Bank to the Company pursuant hereto on or prior to the date of determination less the aggregate amount of principal repayments on such Revolving Credit Loans received by or on behalf of such Bank on or prior to such date of determination. Each Revolving Note shall be dated as of the execution date of this Agreement, shall be delivered concurrently herewith, and shall be expressed to mature on the Revolving Credit Termination Date and to bear interest as provided in Section 1.4 hereof. Each Bank shall record on its books or records or on a schedule to its Revolving Note the amount of each Revolving Credit Loan made by it hereunder, whether each Revolving Credit Loan is a Domestic Rate Loan or Eurodollar Loan, and, with respect to Eurodollar Loans, the interest rate and Interest Period applicable thereto, and all payments of principal and interest and the principal balance from time to time outstanding, provided that prior to any transfer or assignment of such Revolving Note all such amounts shall be recorded on the schedule to such Revolving Note. The record thereof, whether shown on such books or records or on the schedule to the Revolving Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Bank to record, or any mistake in recording, any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans made hereunder together with accrued interest thereon.

Section 1.3. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Bank may, in its discretion, make loans in U.S. Dollars to the Company under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

All Swing Loans made by the Swing Line Bank under the Swing Line shall be evidenced by a Swing Note of the Company (the “Swing Note”) payable to the order of the Swing Line Bank in the amount of its Swingline Sub-Limit, the Swing Note to be in the form attached hereto as Exhibit B. Without regard to the face principal amount of the Swing Note, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Revolving Credit Termination Date shall be the sum of all advances then or theretofore made thereon less all principal payments actually received thereon during such period.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Domestic Rate plus the Applicable Margin for Domestic Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Bank’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan bearing interest at the Domestic Rate shall be payable quarterly in arrears on the last day of each calendar quarter and at maturity (whether by acceleration or otherwise), and interest on each Swing Loan bearing interest at the Swing Line Bank’s Quoted Rate shall be due and payable by the Company on each Interest Period and at maturity (whether by acceleration or otherwise). If any Swing Loan is not paid when due it shall bear interest at a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time plus 1.5%. Interest on all Swing Loans after maturity shall be due and payable upon demand.

(c) Requests for Swing Loans. The Company shall give the Agent prior notice (which may be written or oral) (i) no later than 2:00 p.m. (Chicago time) on the date upon which the Company requests that any Swing Loan bearing interest at the Domestic Rate plus the Applicable Margin be made, and (ii) no later than 12:00 noon (Chicago time) on the date upon which the Company requests that any Swing Loan bearing interest at the Swing Line Bank’s Quoted Rate be made, and such notice shall include the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Agent shall promptly advise the Swing Line Bank of any such notice received from the Company. After receiving such notice, the Swing Line Bank shall in its discretion quote an interest rate to the Company at which the Swing Line Bank would be willing to make such Swing Loan available to the Company for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Bank’s Quoted Rate”). The Company acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Company does not so immediately accept the Swing Line Bank’s Quoted Rate for the full amount requested by the Company for such Swing Loan, the Swing Line Bank’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Domestic Rate Loans under the Revolving Credit to the Domestic Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Company shall be deposited or otherwise wire transferred to the Company’s Designated Disbursement Account or as the Company, the Agent, and the Swing Line Bank may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Bank to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Bank shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Agent or the Required Banks).

(d) Refunding Loans. In its sole and absolute discretion, the Swing Line Bank may at any time, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to act on its behalf for such purpose) and with notice to the Company and the Agent, request each Bank to make a Revolving Credit Loan in the form of a Domestic Rate Loan in an amount equal to such Bank’s Commitment Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Company, regardless of the existence of any other Event of Default, each Bank shall make the proceeds of its requested Revolving Credit Loan available to the Agent for the account of the Swing Line Bank), in immediately available funds, at the Agent’s office in Chicago, Illinois (or such other location designated by the Agent), before 3:00 p.m. (Chicago time) on the Business Day following the date such notice is given. The Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Bank to repay the outstanding Swing Loans.

(e) Participations. If any Bank refuses or otherwise fails to make a Revolving Credit Loan when requested by the Swing Line Bank pursuant to Section 1.3(d) above (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Company or otherwise), such Bank will, by the time and in the manner such Revolving Credit Loan was to have been funded to the Swing Line Bank, purchase from the Swing Line Bank an undivided participating interest in the outstanding Swing Loans in an amount equal to its Commitment Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Credit Loans. Each Bank that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Commitment Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Bank funded to the Swing Line Bank its participation in such Loan. The several obligations of the Banks under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Company, any other Bank, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Potential Default or Event of Default which may then be continuing hereunder or by any reduction or termination of the Commitments of any Bank, and each payment made by a Bank under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.4. Interest Rates. (a) Domestic Rate. Each Domestic Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration, upon prepayment or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Domestic Rate from time to time in effect, payable quarterly in arrears on the last day of each calendar quarter, commencing on December 31, 2013, and at maturity (whether by acceleration, upon prepayment or otherwise).

(b) Eurodollar Rate. Each Eurodollar Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made or created until the last day of the Interest Period applicable thereto or, if earlier, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Eurodollar Rate, payable on the last day of each Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and, with respect to any Eurodollar Loan with an Interest Period in excess of three months, on the date occurring every date which is three months after the date such Loan is made or created; provided that if on the last day of the Interest Period applicable to any Eurodollar Loan the Company does not pay such Loan, such Loan shall automatically become a Domestic Rate Loan as of the day immediately following the last day of the Interest Period applicable thereto.

(c) Default Rate. During the existence of any Event of Default and if so requested by the Agent or the Required Banks, all Revolving Credit Loans and Reimbursement Obligations outstanding hereunder shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) payable on demand, at a rate per annum equal to:

(i) with respect to any Domestic Rate Loan, the sum of 2% plus the Applicable Margin plus the Domestic Rate from time to time in effect; and

(ii) with respect to any Eurodollar Loan, the sum of 2% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period then applicable thereto, and, thereafter, at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the Domestic Rate from time to time in effect.

Section 1.5. Manner of Borrowing and Rate Selection. (a) Except as otherwise provided in Section 1.3(c) hereof and in Section 1.7 hereof, the Company shall give telephonic, telex or telecopy notice to the Agent (which notice, if telephonic, shall be promptly confirmed in writing) no later than (i) 11:00 a.m. (Chicago time) on the date the Banks are requested to make each Domestic Rate Loan and (ii) 11:00 a.m. (Chicago time) on the date at least three (3) Business Days prior to the date of (x) each Eurodollar Loan which the Banks are requested to make and (y) the conversion of any Domestic Rate Loan into a Eurodollar Loan. Each such notice shall specify the date of the Loan requested (which shall be a Business Day), the amount of such Loan or the amount to be converted, as the case may be, whether the Loan is to be made available by means of a Domestic Rate Loan or Eurodollar Loan and, with respect to Eurodollar Loans, the Interest Period applicable thereto; provided, that in no event shall the principal amount of any requested Revolving Credit Loan plus the aggregate principal amount of all Revolving Credit Loans and Swing Loans outstanding hereunder exceed the amounts specified in Section 1.1(b) hereof. Upon notice to the Company by the Agent or Required Banks, no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Event of Default or Potential Default then exists. The Company agrees that the Agent may rely on any such telephonic, telex or telecopy notice given by any person who the Agent reasonably believes is the chief executive officer, the chief accounting officer, the chief financial officer or the corporate cashier of the Company without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if any Bank has acted in good faith reliance thereon. The Agent shall, on the day any such notice is received by it, give prompt telephonic, telex or telecopy (if telephonic, to be confirmed in writing within one Business Day) notice of the receipt of notice from the Company hereunder to each of the Banks, and, if such notice requests the Banks to make or effect by conversion any Eurodollar Loans, the Agent shall confirm to the Company by telephonic, telex or telecopy means, which confirmation shall be conclusive and binding on the Company in the absence of manifest error, the Interest Period and the interest rate applicable thereto promptly after such rate is determined by the Agent.

(b) Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, on the date such Loan is requested to be made by crediting the Company’s general operating account maintained with the Agent in Chicago, Illinois. Not later than 3:00 p.m. Chicago time, on the date specified for any Loan to be made hereunder, each Bank shall make its Commitment Percentage of such Loan available to the Company in immediately available funds at the principal office of the Agent.

(c) Unless the Agent shall have been notified by a Bank prior to the date of a Loan to be made by such Bank (which notice shall be effective upon receipt) that such Bank does not intend to make the proceeds of such Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to receive such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, to recover such amount, together with interest thereon at the rate otherwise applicable thereto under Section 1.4 hereof, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on the date the Agent recovers such amount, at a rate per annum equal to the effective rate charged to the Agent for overnight Federal funds transactions with member banks of the Federal Reserve System for each day, as determined by the Agent (or, in the case of a day which is not a Business Day, then for the preceding Business Day) (the “Fed Funds Rate”). Nothing in this Section 1.5(c) shall be deemed to permit any Bank to breach its obligations to make Loans under the Revolving Credit or to limit the Company’s claims against any Bank for such breach.

Section 1.6. Letters of Credit. (a) Subject to all the terms and conditions hereof, satisfaction of all conditions precedent to borrowing under this Agreement and so long as no Potential Default or Event of Default is in existence, at the Company’s request, the L/C Issuer shall issue, at any time before the Revolving Credit Termination Date, letters of credit (an “L/C” and collectively the “L/Cs”) for the account of the Company subject to availability under the Revolving Credit, and the Banks hereby agree to participate therein as more fully described in Section 1.8 hereof. Each L/C shall be issued pursuant to an application for letter of credit (collectively the “L/C Agreements” and individually an “L/C Agreement”) in the form of Exhibit C hereto, shall conform to the general requirements of the Bank for the issuance of letters of credit as to form and substance, shall be in U.S. Dollars and shall be a letter of credit which the L/C Issuer may lawfully issue. The L/Cs shall consist of standby and commercial letters of credit in an aggregate face amount not to exceed $15,000,000. Each L/C shall have an expiry date not more than one year from the date of issuance thereof (but in no event later than 30 days prior to the Revolving Credit Termination Date), provided that annually renewable L/Cs may be issued with a final expiry date no later than 30 days prior to the Revolving Credit Termination Date. The amount available to be drawn under each L/C issued and outstanding pursuant hereto shall be deducted from the credit otherwise available under the Revolving Credit but shall not reduce the Revolving Credit Commitments of the Banks hereunder. In consideration of the issuance of L/Cs the Company agrees to pay the applicable L/C Issuer for the pro rata benefit of the Banks a fee (the “L/C Participation Fee”) in the amount of the rate per annum (computed on the basis of a 360 day year and actual days elapsed) equal to the Applicable Margin as in effect from time to time for Eurodollar Loans of the undrawn amount for each standby L/C issued for the account of the Company hereunder, payable quarterly in arrears on the last day of each March, June, September and December commencing December 31, 2013, and on the Revolving Credit Termination Date. The Company shall also pay the L/C Issuers a fronting fee in the amount of one-eighth of one percent (0.125%) of the face amount of each standby L/C issued hereunder, payable on the date of issuance of each such standby L/C hereunder and on the date of each extension, if any, of the expiry date of each such standby L/C and the relevant L/C Issuer’s usual and customary fees with respect to each trade letter of credit issued hereunder, payable upon negotiation thereof. In addition, the Company shall pay to the relevant L/C Issuer for its own account such L/C Issuer’s standard charges for letters of credit with respect to each L/C. Notwithstanding anything contained herein to the contrary, the L/C Issuer shall be under no obligation to issue, extend or amend any L/C if a default of any Bank’s obligations to fund under Section 1.8 exists or any Bank is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements with the Company or such Bank satisfactory to the L/C Issuer to eliminate the L/C Issuer’s risk with respect to such Bank.

(b) Upon satisfaction of all conditions precedent to the initial Loan hereunder, without any further action on the part of the Company, the Existing L/C Issuer, the Agent or any Bank, (i) each of the letters of credit (the “Existing L/Cs”) previously issued by the Existing L/C Issuer for the account of the Company under the Existing Agreement shall be deemed for all purposes of this Agreement to be an L/C issued hereunder, (ii) each application and agreement for a letter of credit pursuant to which each Existing L/C was issued shall be deemed for all purposes of this Agreement to be an L/C Agreement, and (iii) all of the Company’s indebtedness, obligations and liabilities to the Existing L/C Issuer with respect to the Existing L/Cs shall be deemed to be Reimbursement Obligations of the Company for all purposes of this Agreement.

(c) Notwithstanding anything contained in any L/C Agreement to the contrary: (i) the Company shall pay fees in connection with each L/C as set forth in Section 1.6(a) hereof, (ii) prior to the occurrence and continuance of an Event of Default, unless required by Section 2.4 hereof, the Agent will not call for the funding by the Company of any amount under an L/C issued for the Company’s account, or for any other form of additional collateral security for the Company’s obligations in connection with such L/C under the L/C Agreements, and (iii) prior to the occurrence and continuance of an Event of Default or the Revolving Credit Termination Date, unless required by Section 2.4 hereof, the Agent will not call for the funding by the Company of an L/C issued for its account prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date). If an L/C Issuer issues any L/C with an expiration date that is automatically extended unless such L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such L/C if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, (iii) an Event of Default or Potential Default has occurred and is continuing or (iv) the renewal term for such L/C would exceed one year from the renewal date.

(d) The Agent shall give prompt telecopy notice to each Bank of each issuance of, or amendment to, an L/C specifying the effective date of the L/C or amendment, the amount, the beneficiary, and the expiration date of the L/C, in each case as established originally or through the relevant amendment, as applicable, the account party or parties for the L/C, each Bank’s pro rata participation in such L/C and whether the Agent has classified the L/C as a commercial, performance, or financial letter of credit for regulatory reporting purposes.

(e) The Banks shall, ratably in accordance with their respective Commitment Percentages, indemnify the L/C Issuers (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuers may suffer or incur in connection with any L/C. The obligations of the Banks under this Section 1.6(e) and all other parts of this Section 1.6 shall survive termination of this Agreement and of all L/C Agreements, and all drafts or other documents presented in connection with drawings thereunder.

(f) Obligations Absolute. The Company’s obligation to reimburse the Reimbursement Obligations as provided in Section 1.7 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant L/C Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any L/C or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a L/C proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an L/C Issuer under a L/C against presentation of a draft or other document that does not strictly comply with the terms of such L/C, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Agent, the Banks, or the L/C Issuers shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any L/C or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any L/C (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuers; provided that the foregoing shall not be construed to excuse the L/C Issuers from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a L/C comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a L/C, the relevant L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such L/C.

Section 1.7. Reimbursement Obligation. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent for the account of the L/C Issuers and the Banks who are participating in L/Cs pursuant to Section 1.8 hereof the face amount of each draft drawn, presented and paid by an L/C Issuer under the terms of an L/C issued by such L/C Issuer hereunder (the obligation of the Company under this Section 1.7 with respect to any L/C is a “Reimbursement Obligation”). If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Domestic Rate Loan from the Banks hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if the conditions precedent contained in Section 6.3 hereof are satisfied or, if they are not satisfied, upon approval by all of the Banks, and shall be subject to availability under the Revolving Credit. If such Loan is not made by the Banks for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Agent for the pro rata benefit of the Banks upon demand and shall bear interest at the rate of interest specified in Section 1.4(c)(i) hereof.

Section 1.8. Participation in L/Cs. Each of the Banks will acquire a risk participation in each L/C upon the issuance thereof, ratably in accordance with its Commitment Percentage. In the event any Reimbursement Obligation is not immediately paid by the Company pursuant to Section 1.7 hereof, or if any L/C Issuer is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank will pay to such L/C Issuer funds in an amount equal to such Bank’s Commitment Percentage of such Reimbursement Obligation. At the election of all of the Banks, such funding by the Banks of the unpaid Reimbursement Obligations shall be treated as additional Revolving Credit Loans to the Company hereunder rather than a purchase of participations by the Banks in the related L/C held by the applicable L/C Issuer. The obligation of the Banks to the L/C Issuers under this Section 1.8 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Potential Default which may then be continuing hereunder. The Agent shall notify each Bank by telephone of its Commitment Percentage of such unpaid Reimbursement Obligation. If such notice has been given to each Bank by 12:00 Noon, Chicago time, each Bank agrees to pay the relevant L/C Issuer in immediately available and freely transferable funds on the same Business Day its Commitment Percentage of such Reimbursement Obligation. Funds shall be so made available at the account designated by the Agent in such notice to the Banks. Upon the election by the Banks to treat such funding as additional Revolving Credit Loans hereunder and payment by each Bank, such Loans shall bear interest in accordance with Section 1.4(a) hereof. The Agent shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Reimbursement Obligation (whether of principal or interest) and any L/C Participation Fee payable by the Company. Any such amount shall be promptly remitted to the Banks when and as received by the Agent from the Company.

Section 1.9. Substitution of Lenders. In the event (a) the Company receives a claim from any Bank for compensation under Section 9.3 or 11.21 hereof, (b) the Company receives notice from any Bank of any illegality pursuant to Section 9.1 hereof, (c) any Bank becomes a Defaulting Lender or such Bank is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Bank fails to consent to an amendment or waiver requested under Section 11.1 hereof at a time when the Required Banks have approved such amendment or waiver (any such Bank referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Company may, in addition to any other rights the Company may have hereunder or under applicable law, require any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in L/Cs and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Company, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Company shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 9.4 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 11.17 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Company), and (iv) the Company shall have paid to the Agent the reasonable out-of-pocket costs and expenses incurred by the Agent in connection with such assignment.

Section 1.10. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.15 hereto shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Bank hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 1.11; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future L/Cs issued under this Agreement, in accordance with Section 1.11; sixth, to the payment of any amounts owing to the Banks, the L/C Issuer or the Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the L/C Issuer or the Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related L/Cs were issued at a time when the conditions set forth in Section 6.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Banks pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 1.10(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Bank is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of L/Cs for which it has provided Cash Collateral pursuant to Section 1.11.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 6.3 are satisfied at the time of such reallocation (and, unless the Company, after receiving written notice, shall have otherwise notified the Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans and interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Loans in an amount equal to the Swing Line Bank’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Company, the Agent, the Swing Line Bank and each L/C Issuer agree in writing that a Bank is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in L/Cs and Swing Loans to be held pro rata by the Banks in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 1.10(a)(iv)), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(c) New Swing Loans/Letters of Credit. So long as any Bank is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any L/C unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 1.11. Cash Collateral for Fronting Exposure At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or any L/C Issuer (with a copy to the Agent) the Defaulting Lender shall Cash Collateralize the L/C

Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender pursuant to Section 1.10(a)(ii)) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Defaulting Lender hereby grants to the Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Defaulting Lender shall, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender pursuant to Section 1.10(a)(ii)).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 1.11 or Section 1.10 in respect of L/Cs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 1.11 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Bank), or (B) the determination by the Agent and each L/C Issuer that there exists excess Cash Collateral.

SECTION 2.	FEES, PREPAYMENTS AND TERMINATIONS.

Section 2.1. Commitment Fee. For the period from the date hereof to and including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit is terminated in whole pursuant to Section 2.5 hereof, the Company shall pay to the Agent for the account of the Banks a commitment fee with respect to the Revolving Credit at the annual rate equal to the Applicable Margin in effect as of the time such fee is payable on the average daily unused amount of the Banks’ Revolving Credit Commitments hereunder in effect from time to time (but without reduction on account of any outstanding Swing Loans), all such fees to be payable quarterly in arrears on the last day of each calendar quarter (commencing on December 31, 2013), unless the Revolving Credit is terminated in whole pursuant to Section 2.5 hereof on an earlier date, in which event the commitment fee for the final period shall be paid on the date of such earlier termination in whole, and all such fees to be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 2.2. Agent’s Fee. The Company shall pay to and for the sole account of the Agent fees in an amount and payable at such times as the Company and the Agent may agree upon in writing, including without limitation the fees provided for in the letter agreement dated as of September 12, 2013, from the Company to the Agent. Such fee payments shall be in addition to any fees and charges the Agent may be entitled to receive under Section 10 hereunder or under the other Loan Documents.

Section 2.3. Optional Prepayments. (a) The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in a minimum principal amount of $1,000,000 or such greater amount which is an integral multiple of $100,000) any Domestic Rate Loan at any time upon prior telex or telephonic notice to the Agent on or before 12:00 noon on the same Business Day.

(b) The Company may prepay any Eurodollar Loan, subject to Section 9.4 hereof, which prepayment may be made in whole or in part (but, if in part, then in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $500,000) upon three Business Days’ prior notice to the Agent (which notice shall be irrevocable once given, must be received by the Agent no later than 11:00 a.m., Chicago time on the third Business Day preceding the date of such prepayment and shall specify the principal amount to be prepaid); provided, however, that after giving effect to any such prepayment the outstanding principal amount of any such Eurodollar Loan prepaid in part shall not be less than $3,000,000. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the prepayment date, plus any amount certified by any Bank to be payable under Section 9.4 hereof with respect to such prepayment.

(c) Any amount prepaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(d) The Company may not voluntarily prepay any Swing Loan bearing interest at an Swing Line Bank’s Quoted Rate before its scheduled maturity date.

Section 2.4. Mandatory Prepayments. The Company shall not permit the sum of the principal amount of all Revolving Credit Loans, Swing Loans, L/Cs and unpaid Reimbursement Obligations at any time outstanding to exceed the Banks’ Revolving Credit Commitments. The Company will make such payments on any outstanding Loans and, if necessary, deposit with the Agent cash collateral for any then outstanding L/Cs, which are necessary to cure any such excess within 2 Business Days after written notice from any Bank of the occurrence thereof without any further notice or demand from the Agent or any of the Banks, all of which are expressly waived by the Company. Any amount repaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.5. Terminations. The Company shall have the right at any time upon 5 Business Days’ (or such shorter period to which the Agent may agree) prior written notice to the Agent to terminate the Revolving Credit without penalty in whole or in part (but only in a minimum principal amount of $5,000,000 or such greater amount which is an integral multiple of $5,000,000); provided, however, that the Company may not terminate any portion of the Revolving Credit which represents outstanding Revolving Credit Loans, Swing Loans, L/Cs or Reimbursement Obligations. Each termination the Revolving Credit shall automatically terminate each Bank’s Revolving Credit Commitment by its Commitment Percentage of such termination. Any termination of the Revolving Credit pursuant to this Section may not be reinstated.

SECTION 3.	PLACE AND APPLICATION OF PAYMENTS.

All payments of principal and interest made by the Company in respect of the Notes, Reimbursement Obligations and all fees payable by the Company hereunder, shall be made to the Agent at its principal office in Chicago, Illinois and in immediately available funds, prior to 12:00 noon on the date of such payment without set-off, counterclaim or deduction other than those permitted or required by Section 11.21. Any payments received after 12:00 noon Chicago time (or after such later time as the Banks may otherwise direct) shall be deemed received upon the following Business Day. The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and fees, received by the Agent, on the same Business Day on which such payment is received before 12:00 noon, Chicago time, or is deemed to have been received by the Agent. In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Fed Funds Rate. The Company hereby authorizes the Agent to automatically debit its general operating account with the Agent or one of its Affiliates for any principal, interest and fees when due under the Notes or this Agreement and to transfer the amount so debited from such account to the Agent for application as herein provided, but the Agent shall give prompt telephonic notice thereof to the Company.

SECTION 4.	DEFINITIONS.

The terms hereinafter set forth when used herein shall have the following meanings:

“Adjusted Eurodollar Rate” means a rate per annum determined pursuant to the following formula:

Adjusted Eurodollar Rate	=	Eurodollar Rate
100% - Reserve Percentage

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” shall mean any person, company or business entity under common control or having shareholders owning at least ten percent (10%) of each thereof, whether such common control be direct or indirect. All of the Company’s officers, shareholders who own, directly or indirectly, more than 5% of the shares of the Company, directors, joint ventures, Subsidiaries and partners shall be deemed to be the Company’s Affiliates for purposes of this Agreement.

“Agent” means BMO Harris Bank N.A., in is capacity as Agent hereunder, and any successor in such capacity pursuant to Section 10.7 hereof.

“Agreement” shall mean this Credit Agreement as supplemented and amended from time to time.

“Anniversary Date” shall mean October 31 in each calendar year during the term of this Agreement.

“Applicable Margin” with respect to Domestic Rate Loans, Eurodollar Loans, the L/C Participation Fee payable pursuant to Section 1.6(a) hereof and the commitment fee payable under Section 2.1 hereof, shall each mean the rate specified for such obligation below in Levels I, II, III, IV and V for the range of Leverage Ratio specified for each Level:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V

Leverage Ratio	<25%	≥ 25% and <35%	≥ 35% and <45%	≥ 45% and <55%	≥55%

Eurodollar Loans and L/C Participation Fee	1.50%	1.75%	2.25%	2.75%	3.25%

Domestic Rate Loans	0.50%	0.75%	1.25%	1.75%	2.25%

Commitment Fee	0.25%	0.30%	0.35%	0.40%	0.50%

Not later than ten (10) Business Days after receipt by the Banks of the Compliance Certificate called for by Section 7.4(c) hereof for the applicable fiscal quarter (commencing with the fiscal quarter ending October 31, 2013), the Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify the Company of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company with respect to all Loans outstanding and L/C Participation Fees and commitment fees payable, on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company absent manifest error. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level I above.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.17 hereof), and accepted by the Agent, in substantially the form of Exhibit I or any other form approved by the Agent.

“Bank” and “Banks” means and includes BMO Harris Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each Person that becomes a Bank pursuant to Section 1.1(d) hereof and each assignee Bank pursuant to Section 11.17 hereof, and unless the context otherwise requires, the Swing Line Bank.

“Business Day” shall mean any day except Saturday or Sunday on which banks are open for business in Chicago, Illinois and, with respect to Eurodollar Loans, dealing in United States dollar deposits in London, England and Nassau, Bahamas.

“Capitalized Lease” shall mean any lease or obligation for rentals which is required to be capitalized on a consolidated balance sheet of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the L/C Issuer or Banks, as collateral for L/C Obligations or obligations of Banks to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Agent or, if the Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” shall mean the CERCLA data base created and maintained by the United States Environmental Protection Agency pursuant to CERCLA.

“Change in Law” shall have the meaning specified in Section 9.3 hereof.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of a majority of the voting power in the elections of directors, other than any employee stock ownership plan established by the Company, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Company on September 30, 2013 (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on such date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in an aggregate principal amount in excess of $10,000,000 of the Company shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.

“Commitment” shall mean a Revolving Credit Commitment of any Bank, and “Commitments” shall mean the Revolving Credit Commitment of a Bank or Banks.

“Commitment Percentage” means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Credit Loans, L/Cs and Reimbursement Obligations then outstanding.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Consolidated Deferred Income Taxes” shall mean, for any period, all deferred federal, state or other income taxes of the Company and its Subsidiaries for such period as shown on the most recent financial statements of the Company.

“Consolidated Indebtedness for Borrowed Money” shall mean, with respect to the Company, all Indebtedness for Borrowed Money (as defined herein) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Income” for any period shall mean net income of the Company and its Subsidiaries as determined and computed on a consolidated basis according to generally accepted accounting principles (as defined herein), consistently applied.

“Consolidated Net Worth” shall mean as of any time the same is to be determined the aggregate of capital (including without limitation redeemable preferred stock), surplus (exclusive of any surplus arising by virtue of any appraisal or revaluation of any assets) and retained earnings of the Company and its Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles (as defined herein) consistently applied.

“Consolidated Tangible Net Worth” shall mean Consolidated Net Worth less the amount of all Intangible Assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 1.10(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Company in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any L/C Issuer, the Swing Line Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in L/Cs or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Agent or any L/C Issuer or the Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, at any time after the date of this Agreement (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 1.11(b)) upon delivery of written notice of such determination to the Company, the L/C Issuer, the Swing Line Bank and each Bank.

“Domestic Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of

Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage.

“Domestic Rate Loan” means a Revolving Credit Loan which bears interest as provided in Section 1.4(a) hereof.

“Economic Development Bonds” means any industrial revenue bonds, economic development bonds or other similar notes, debentures or instruments issued by or on behalf of a governmental entity, unit or authority for the benefit of the Company or a Subsidiary for the purpose of financing or refinancing Property (including by means of a sale and leaseback or similar transaction involving Property of the Company or a Subsidiary).

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a Commitment, the L/C Issuers, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any Subsidiary or any of the Company’s or such Subsidiary’s Affiliates or Subsidiaries.

“Environmental Laws” shall mean all applicable federal, state and local environmental, health and safety statutes and regulations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Eurodollar Loan” means a Revolving Credit Loan which bears interest as provided in Section 1.4(b) hereof.

“Eurodollar Rate” shall mean for each Interest Period applicable to a Eurodollar Loan, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Agent during such Interest Period.

“Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor Subsidiary, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor Subsidiary of, or the grant by such Guarantor Subsidiary of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor Subsidiary’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor Subsidiary or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 1.9) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 11.16 amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 11.16(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” shall mean the Credit Agreement dated as of February 23, 2011, as amended, among the Company, BMO Harris Bank N.A., individually as an L/C Issuer and as agent thereunder, and the other banks and financial institutions party thereto, as Banks (the banks named or referred to are the “Existing Lenders”).

“Existing L/C Issuer” means BMO Harris Bank N.A.

“Existing L/Cs” is defined in Section 1.6(b)

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fed Funds Rate” shall have the meaning specified in Section 1.5(c) hereof.

“Foreign Lender” means a Bank that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to L/Cs issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Bank other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“generally accepted accounting principles” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the latest audited consolidated financial statements delivered to the Banks pursuant to Section 7.4.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Subsidiaries” shall mean collectively Sanderson Farms, Inc. (Foods Division), Sanderson Farms, Inc. (Production Division), Sanderson Farms, Inc. (Processing Division) and any Material Subsidiary which has complied with Section 7.8 hereof, so long as each such corporation is a party to the Subsidiary Guaranty, and “Guarantor Subsidiary” shall mean any of the Guarantor Subsidiaries.

“Indebtedness for Borrowed Money” of any Person shall mean the aggregate principal amount, without duplication and without giving effect to intercompany transactions that would be eliminated in preparing consolidated financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, of:

(a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money;

(b) all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;

(c) all reimbursement and other obligations with respect to letters of credit that have been funded and all indebtedness, obligations and liabilities with respect to bankers’ acceptances;

(d) the amount shown on such Person’s balance sheet with respect to Capitalized Leases; and

(e) all indebtedness, obligations and liabilities representing the deferred purchase price of property, except for trade payables on ordinary business terms;

provided that for purposes of determining compliance with the financial covenants contained in Sections 7.9, 7.10 and 7.11 of this Agreement, the term “Indebtedness for Borrowed Money” shall not include indebtedness relating to the Economic Development Bonds so long as the Company or a Subsidiary of the Company is the holder of such Economic Development Bonds.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes that are not Excluded Taxes.

“Intangible Assets” shall mean amortizable loan costs, business acquisition costs, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory), goodwill and all other assets which would be classified as intangible assets (all determined in accordance with generally accepted accounting principles consistently applied).

“Interest Period” shall mean (a) with respect to any Eurodollar Loan, the period used for the computation of interest commencing on the date the relevant Eurodollar Loan is made, continued or effected by conversion and concluding on the date one, two, three or six months thereafter as selected by the Company in its notice as provided herein, and (b) with respect to any Swing Loan at the Swing Line Bank’s Quoted Rate, the period used for the computation of interest commencing on the date the relevant Swing Loan is made and concluding on the date 1 to 10 days thereafter as selected by the Company in its notice as provided herein, provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a Eurodollar Loan the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the Revolving Credit Termination Date;

(iii) the interest rate to be applicable to each Eurodollar Loan or Swing Loan at the Swing Line Bank’s Quoted Rate for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Eurodollar Loan on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“IRS” means the United States Internal Revenue Service.

“L/C” and “L/Cs” shall have the meanings specified in Section 1.6(a) hereof.

“L/C Agreement” and “L/C Agreements” shall have the meanings specified in Section 1.6(a) hereof.

“L/C Issuer” means (i) the Existing L/C Issuer with respect to Existing L/Cs, (ii) BMO Harris Bank N.A. (or an Affiliate thereof) or another Bank designated by the Company and approved by the Agent for any L/Cs issued under this Agreement, each in their capacity as the issuer of L/Cs hereunder, and their successors in such capacity as provided in Section 1.6(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding L/Cs and all unpaid Reimbursement Obligations.

“L/C Participation Fee” shall have the meaning specified in Section 1.6(a) hereof.

“Leverage Ratio” shall have the meaning specified in Section 7.10 hereof.

“LIBOR Index Rate” shall mean, for any Interest Period applicable to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Loan” shall mean a Revolving Credit Loan or a Swing Loan and “Loans” shall mean any two or more Revolving Credit Loans or Swing Loans.

“Loan Documents” shall mean this Agreement and any and all exhibits hereto, the Notes, the L/C Agreements and the Subsidiary Guaranty.

“Long Term Indebtedness for Borrowed Money” shall mean Indebtedness for Borrowed Money which would be classified as long term indebtedness in accordance with generally accepted accounting principles, consistently applied.

“Material Adverse Effect” means a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, except that in determining whether such a change or effect has occurred, any such change or effect that results primarily from general economic conditions or conditions affecting the poultry industry generally shall be disregarded entirely.

“Material Subsidiary” shall mean each Subsidiary whose assets have a book value in excess of 5% of the aggregate book value of the total assets of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to L/Cs issued and outstanding at such time and (b) otherwise, an amount determined by the Agent and the L/C Issuer in their sole discretion.

“Net Proceeds of Stock” shall mean an amount (but not less than zero) equal to the change in the Company’s Consolidated Tangible Net Worth resulting from any transaction in which the Company or any Subsidiary issues shares of its capital stock, determined on a pro forma basis in accordance with generally accepted accounting principles consistently applied.

“Non-Defaulting Lender” means, at any time, each Bank that is not a Defaulting Lender at such time.

“Note” shall mean either a Revolving Note or the Swing Note, and “Notes” shall mean any two or more Revolving Notes or the Swing Note.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 7.12(c) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or other similar Tax with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.9).

“Person” shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Plan” shall mean any employee benefit plan covering any officers or employees of the Company or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC.

“Potential Default” shall mean any event or condition specified in Section 8.1(a)(ii), (d), (e), (g), (h), (i) and (k) which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

“Property” shall mean all assets and properties of any nature whatsoever, whether real or personal, tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each of the Company or Guarantor Subsidiary that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Agent, (b) any Bank, and (c) any L/C Issuer, as applicable.

“Reimbursement Obligation” shall have the meaning set forth in Section 1.7 hereof.

“Required Banks” means, as of the date of determination thereof, Banks whose outstanding Loans and interests in L/Cs and Reimbursement Obligations and unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in L/Cs and Reimbursement Obligations and unused Revolving Credit Commitments of the Banks. To the extent provided in the last paragraph of Section 11.1, the Loans and interests in L/Cs and Reimbursement Obligations and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining Required Banks at any time.

“Reserve Percentage” means the daily arithmetic average maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on member banks of the Federal Reserve System during the applicable Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on “eurocurrency liabilities” (as such term is defined in Regulation D), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Revolving Credit” shall have the meaning specified in the first paragraph of this Agreement.

“Revolving Credit Commitment” means, as to any Bank, the obligation of such Bank to make Revolving Credit Loans and to participate in Swing Loans and L/Cs issued for the account of the Company hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Company and the Banks acknowledge and agree that the Revolving Credit Commitments of the Banks aggregate $600,000,000 on the date hereof.

“Revolving Credit Loan” and “Revolving Credit Loans” shall have the meanings specified in Section 1.1(a) hereof.

“Revolving Credit Termination Date” shall have the meaning set forth in Section 1.1(a) hereof.

“Revolving Note” or “Revolving Notes” shall have the meanings specified in Section 1.2 hereof.

“Subsidiary” shall mean any corporation or other entity at least a majority of the outstanding voting stock (or equivalent) of which is at the time owned directly or indirectly by the Company and/or its Subsidiaries.

“Subsidiary Guaranty” shall mean the Guaranty Agreement of the Guarantor Subsidiaries in the form of Exhibit D hereto.

“Swap Obligation” means, with respect to any Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” shall have the meaning specified in the first paragraph of Section 1.3(a) hereof.

“Swing Line Bank” means BMO Harris Financing, Inc., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Bank acting in such capacity appointed pursuant to Section 11.17 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.3(c) hereof.

“Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.3 hereof.

“Swing Note” shall have the meaning specified in Section 1.3(a) hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” shall mean the sum of (a) the outstanding principal amount of Consolidated Indebtedness for Borrowed Money, plus (b) Consolidated Tangible Net Worth.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (f) of Section 11.16.

“Withholding Agent” means the Company, any Guarantor Subsidiary and the Agent.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Banks as follows:

Section 5.1. Organization and Qualification. The Company is duly organized and validly existing under the laws of the State of Mississippi, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the failure to be so licensed or qualified would have a Material Adverse Effect, has full corporate right, power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for and encumber its assets as collateral security therefor, to execute and issue the Notes in evidence thereof, and to perform its obligations under the Loan Documents; and the Company’s execution of this Agreement does not, nor does the performance or observance by the Company of any of the matters or things provided for in this Agreement and the other Loan Documents, contravene any provision of law or any charter or by-law provision or any covenant, indenture or agreement of or judgment, order or decree applicable to or affecting the Company or any of its Property.

Section 5.2. Financial Reports. The Company has heretofore delivered to the Agent a copy of the annual audit report as of October 31, 2012, of the Company and its Subsidiaries and unaudited financial statements of the Company and its Subsidiaries as of, and for the nine-month period ended July 31, 2013. Such financial statements have been prepared in accordance with generally accepted accounting principles (except that such unaudited financial statements may omit any footnotes), on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect the financial position of the Company as of the dates thereof, and the results of its operations for the periods covered thereby, and as of the respective dates of such financial statements the Company and its Subsidiaries had no significant known contingent liabilities required to be disclosed in financial statements or notes thereto under generally accepted accounting principles other than as indicated on said financial statements or notes thereto or otherwise disclosed in writing to the Banks prior to the execution of this Agreement. Since July 31, 2013, there has been no Material Adverse Effect, except those disclosed in the Company’s reports under the Securities Exchange Act of 1934 filed prior to the date of this Agreement or in writing to the Banks prior to the date of this Agreement.

Section 5.3. Litigation; Tax Returns; Approvals. Except as otherwise disclosed on Exhibit H, there is no known litigation, labor controversy or governmental proceeding pending, nor to the best knowledge of the Company threatened, against the Company or any Subsidiary which can reasonably be expected to result in any Material Adverse Effect. All United States federal income tax returns for the Company and its Subsidiaries required to be filed have been filed on a timely basis (taking into account any extensions duly obtained therefor), and all amounts required to be paid as shown by said returns have been paid. Except as disclosed on Exhibit H, (a) there are no pending or, to the best of the Company’s knowledge, threatened objections to or controversies in respect of the United States federal income tax returns of the Company and its Subsidiaries for any fiscal year except such objection or controversies that are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles consistently applied, and (b) no authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of the Loan Documents, except those as may have been obtained.

Section 5.4. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

Section 5.5. No Default. No Potential Default or Event of Default is existing under this Agreement.

Section 5.6. ERISA. As of the date of this Agreement neither the Company nor any Subsidiary sponsors, maintains or participates in any Plan.

Section 5.7. Compliance with Laws. The Company and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.8. Security Interests and Indebtedness. There are no security interests, liens or encumbrances on any of the assets or Property of the Company or any Subsidiary except the security interests, liens and charges which are now existing and those which are permitted by Section 7.13 of this Agreement.

Section 5.9. Subsidiaries. As of the date hereof, the Company’s only Subsidiaries are identified on Exhibit G hereof. Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of the state or country of its incorporation, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified to do business in all jurisdictions wherein the failure to be so licensed or qualified would have a Material Adverse Effect and has, except as set forth in the opinions delivered in satisfaction of Section 6.4 hereof, full corporate right, power and authority to enter into the Loan Documents executed and delivered by it and to perform its obligations under the Loan Documents.

Section 5.10. Accurate Information. Taken as a whole, the written information, exhibits and reports furnished by the Company and its Subsidiaries to the Banks in connection with the negotiation and performance of the Loan Documents and the Company’s reports under the Securities Exchange Act of 1934, filed after July 31, 2013 and before the date of this Agreement do not contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

Section 5.11. Enforceability. This Agreement and the other Loan Documents, when executed and delivered by the Company and the Guarantor Subsidiaries, and assuming the due execution and delivery by the other parties thereto, will be the legal, valid and binding agreements of the Company and the Guarantor Subsidiaries, enforceable against them in accordance with their terms, except (a) as may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or any Debtor Relief Law or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally; and (ii) any equitable principles relating to or limiting the rights of creditors generally or any equitable remedy which may be granted to cure any defaults, and (b) as set forth in the opinions referred to in Section 5.9.

Section 5.12. OFAC. (a) The Company is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, except as would not be expected to have a Material Adverse Effect, (b) each Subsidiary of the Company is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, except as would not be expected to have a Material Adverse Effect, (c) the Company has provided to the Agent, the L/C Issuer, and the Banks all information regarding the Company and its Affiliates and Subsidiaries necessary for the Agent, the L/C Issuer, and the Banks to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Company’s knowledge, neither the Company nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 5.13. Trademarks, Franchises, and Licenses. Except as would not have a Material Adverse Effect, the Company and its Subsidiaries collectively own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information material to their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.14. Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses as currently conducted, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could result in revocation or denial of any material license, permit or approval, which revocation or denial could reasonably be expected to have a Material Adverse Effect, is pending or, to the knowledge of the Company, threatened.

Section 5.15. Good Title. Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have good title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Agent and the Banks (except for sales or other dispositions of assets thereafter in the ordinary course of business or as permitted by this Agreement).

Section 5.16. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates (other than with Guarantor Subsidiaries) on terms and conditions which are materially less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.17. Investment Company. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.18. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Solvency. The Company and its Subsidiaries taken as a whole are solvent (i.e., the value of their assets exceeds the value of their liabilities), able to pay their debts as they become due, and have sufficient capital to carry on their business and any new businesses in which they are about to engage.

Section 5.20. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and the Company hereby agrees to indemnify the Agent and the Banks against, and agrees that it will hold the Agent and the Banks harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith and any out-of-pocket expenses (including reasonable outside attorneys’ fees) arising in connection with any such claim, demand, or liability, other than any such fees as agreed by the Company and the Agent.

SECTION 6.	CONDITIONS PRECEDENT.

The obligation of the Banks to make any Loan or issue any L/C pursuant hereto shall be subject to the following conditions precedent:

Section 6.1. General. The Agent shall have received the notice of borrowings and the Notes hereinabove provided for.

Section 6.2. Initial Extension of Credit. Prior to the initial Loan or L/C (whichever shall come first) hereunder, the Company shall have delivered to the Agent for the benefit of the Banks in sufficient counterparts or copies for distribution to the Banks:

(a) this Agreement;

(b) the Revolving Notes and the Swing Note;

(c) a fully executed Guaranty Agreement substantially in the form of Exhibit D hereto, from the Guarantor Subsidiaries;

(d) a pay-off letter from the lenders under the Existing Agreement setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Company or any Subsidiary), which pay-off letter shall be in form and substance acceptable to the Agent;

(e) a good standing certificate or certificate of existence for the Company and each Guarantor Subsidiary, dated no earlier than thirty days (30) days prior to the date hereof, from the office of the secretary of state of the states of their respective incorporation;

(f) copies of the Articles of Incorporation, as restated, and all amendments thereto, of the Company and each Guarantor Subsidiary certified by the office of the secretary of state of their respective states of incorporation as of a date no earlier than thirty days (30) days prior to the date hereof;

(g) copies of the By-Laws, as restated, and all amendments thereto, of the Company and each Guarantor Subsidiary, certified as true, correct and complete on the date hereof by the Treasurer of the Company and each Guarantor Subsidiary, respectively;

(h) copies, certified by the Treasurer of the Company and each Guarantor Subsidiary, of resolutions regarding the transactions contemplated by this Agreement, duly adopted by the Board of Directors of the Company and each Guarantor Subsidiary, respectively, and satisfactory in form and substance to all of the Banks;

(i) (1) projected financial statements for the Company and its Subsidiaries (including a balance sheet and income statement) for each of the fiscal years ending on October 31, 2013, October 31, 2014, October 31, 2015, October 31, 2016 and October 31, 2017, and (2) a closing balance sheet for the Company and its Subsidiaries adjusted to give effect to the initial extensions of credit hereunder, in each case in form and substance acceptable to the Agent;

(j) a fully executed Internal Revenue Service Form W-9 for the Company; and

(k) an incumbency signature certificate for the Company and each Guarantor Subsidiary satisfactory in form and substance to all of the Banks.

In addition, at the time of the initial Loan or L/C (whichever shall come first) hereunder, no Material Adverse Effect shall have occurred since July 31, 2013.

Section 6.3. Each Extension of Credit. As of the time of the making of each Loan and issuing each L/C, hereunder (including the initial Loan and L/C):

(a) each of the representations and warranties set forth in Section 5 hereof shall have been true and correct in all material respects on the date of this Agreement; and each of the representations and warranties set forth in Section 5.1, the third sentence of Section 5.2 (substituting, for the financial statements referred to in the first sentence of that Section, the latest audited financial statements delivered to the Banks pursuant to Section 7.4(b) hereof and the latest monthly financial statements delivered pursuant to Section 7.4(a) for the last month in each fiscal quarter of the Company after such latest audited financial statements), Section 5.3, Section 5.4, Section 5.5, Section 5.7, Section 5.8, the last sentence of Section 5.9, Section 5.10, Section 5.11, Section 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18 and 5.19 shall be and remain true and correct in all material respects as of the time of the making of such Loan or issuing such L/C, as the case may be, as if made again as of such time;

(b) after giving effect to the Company’s application of the proceeds of the Loan hereunder, no Potential Default or Event of Default shall have occurred and be continuing;

(c) with respect to each requested Loan and L/C, after giving effect to the requested extension of credit and to each Loan that has been made and each L/C and Reimbursement Obligation outstanding hereunder, the aggregate principal amount of all Loans, L/Cs and Reimbursement Obligations then outstanding shall not exceed the sum of the Banks’ Revolving Credit Commitments then in effect; and

(d) no statute, rule or regulation shall have been adopted by a jurisdiction in which a Guarantor Subsidiary is incorporated and no judicial decision of an appellate court of such a jurisdiction shall have been published to the effect in any such case that guaranty agreements such as the Subsidiary Guaranty are beyond the corporate power of corporations subject to the laws of such jurisdiction, and neither the Company nor any Guarantor Subsidiary shall have repudiated, disavowed or purported to terminate, repudiate or disavow any Guarantor Subsidiary’s obligations under the Subsidiary Guaranty, unless in any such case all of the Guarantor Subsidiaries shall have been merged into the Company within 60 days of any such event.

and the request by the Company for any Loan or L/C pursuant hereto shall be and constitute a warranty to the foregoing effects (other than as to the matters set forth in subsection (d) above).

Section 6.4. Legal Matters. Legal matters incident to the execution and delivery of the Loan Documents shall be reasonably satisfactory to each of the Banks and their legal counsel; and prior to the initial Loan hereunder, the Agent shall have received the favorable written opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel for the Company and the Guarantor Subsidiaries, substantially in form and substance satisfactory to each of the Banks and their respective legal counsel.

Section 6.5. Closing Fee. The Agent shall have received for the pro rata benefit of the Banks the fees agreed to between the Company and the Agent.

SECTION 7.	COVENANTS.

It is understood and agreed that so long as credit is in use or available under this Agreement, any L/C is outstanding hereunder or any amount remains unpaid on any Note or Reimbursement Obligation, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

Section 7.1. Maintenance of Property. The Company will, and will cause each Subsidiary to, keep and maintain all of the material Properties necessary or useful in their business taken as a whole in good condition, and make all necessary material renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operating and maintenance of any of its Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Banks as holders of the Notes.

Section 7.2. Taxes. The Company will, and will cause each Subsidiary to, duly pay and discharge all material taxes, rates, assessments, fees and governmental charges upon or against the Company or any Subsidiary or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings and adequate reserves, determined in accordance with generally accepted accounting principles consistently applied, have been established with respect thereto.

Section 7.3. Maintenance of Insurance. The Company will, and will cause each Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as the Company reasonably believes is prudent and normal within the industry. The Company shall, at the Agent’s request, provide copies to the Agent of all insurance policies and other materials related thereto maintained by the Company and its Subsidiaries. The Company shall furnish each Bank as soon as available, and in any event no later than each Anniversary Date, a summary of its insurance coverage which summary shall be reasonably satisfactory in form and substance to the Banks.

Section 7.4. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a system of accounting in accordance with sound accounting practice and will furnish promptly to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may from time to time be reasonably requested and, without any request, will furnish each Bank:

(a) as soon as available, and in any event within 40 days after the close of each monthly fiscal period of the Company, a copy of consolidated balance sheets and consolidated profit and loss statements for the Company and its Subsidiaries (for such monthly period and the year to date) for such period of the Company and for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared by the Company and accompanied by a certificate of the chief financial officer, chief executive officer or chief accounting officer of the Company to the effect that said financial statements were prepared in conformity with generally accepted accounting principles and, in his opinion, are fairly and accurately stated;

(b) as soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the audit report for such year and accompanying financial statements, including consolidated balance sheets, reconciliations of change in stockholders’ equity, profit and loss statements and statements of cash flows for the Company and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, accompanied by the unqualified opinion of Ernst & Young or other independent public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Required Banks;

(c) within 45 days after the last day of the first three fiscal quarters in each fiscal year and within 90 days after the close of each fiscal year of the Company, a Compliance Certificate in the form of Exhibit E attached hereto, prepared and signed by the chief financial officer, chief executive officer or chief accounting officer of the Company;

(d) as soon as available but in any event no later than November 30 of each year, a consolidated budget for the Company and its Subsidiaries for such fiscal year showing the Company’s and its Subsidiaries’ projected consolidated balance sheet and consolidated profits and losses, and a consolidated budget for the Company and its Subsidiaries for such fiscal year showing the Company’s and its Subsidiaries’ projected consolidated capital expenditures, all in reasonable detail; and

(e) as soon as available but in any event within 10 days of the filing thereof, copies of all 10-K, 10-Q and 8-K filings and all shareholder proxy materials filed by the Company or any Subsidiary with the Securities and Exchange Commission.

Section 7.5. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Banks, by their representatives and agents, to reasonably inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to reasonably examine and make copies of the books of accounts and other financial records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours and reasonable intervals as the Banks may request and, so long as no Potential Default or Event of Default exists, upon reasonable prior notice. The Company shall pay to the Banks from time to time upon demand an amount (but not to exceed $3,000 for each inspection) sufficient to compensate the Banks for their reasonable out-of-pocket fees, charges and expenses in connection with any such inspection of the Company and the Subsidiaries, provided that so long as no Event of Default shall have occurred and be continuing, the Company shall be required to pay for only one such inspection per year.

Section 7.6. Consolidation and Merger. The Company will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the Property or capital stock of any other Person except (a) as permitted by Section 7.14(d) hereof, (b) any Subsidiary may consolidate with or merge into or with any other Subsidiary, and (c) any Subsidiary may merge into the Company.

Section 7.7. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any material transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company; provided however that the foregoing shall not prevent any transactions between any Guarantor Subsidiary and any other Guarantor Subsidiary or the Company on any terms mutually acceptable to them.

Section 7.8. Material Subsidiaries. The Company shall cause each Material Subsidiary, whether now existing or hereafter created or acquired, to execute and deliver to the Agent for the benefit of the Banks, within 30 days of becoming a Material Subsidiary, a guaranty substantially in the form of the Subsidiary Guaranty, together with items described in Sections 6.2(c), (d), (e), (f) and (g) and 6.4 of this Agreement (each dated as of the date of the Subsidiary Guaranty to which it relates) with respect to such Material Subsidiary and such guaranty.

Section 7.9. Consolidated Tangible Net Worth. The Company will maintain at all times Consolidated Tangible Net Worth during each fiscal year of the Company in an amount not less than $450,000,000 increasing on the last day of each fiscal quarter (commencing with the fiscal quarter ending October 31, 2013) by an amount equal to (a) 100% of any Net Proceeds of Stock issued during such quarter plus (b) 60% of an amount (but not less than zero) equal to (i) the Company’s Consolidated Net Income for such fiscal quarter, minus (ii) the lesser of (x) $5,000,000 and (y) the aggregate amount of all dividends declared during such fiscal quarter rounded to the next highest $100,000.

Section 7.10. Consolidated Indebtedness for Borrowed Money to Total Capitalization. The Company will not permit the ratio of its Consolidated Indebtedness for Borrowed Money to its Total Capitalization (the “Leverage Ratio”), expressed as a percentage, at any time to exceed 55% from the date of this Agreement through October 30, 2014, and 50% from and after October 31, 2014 (at any time, the “Scheduled Ratio”); provided that the Company may elect to increase the maximum Leverage Ratio permitted by this Section (the “Maximum Leverage Ratio”) by 5% above the Scheduled Ratio then in effect (e.g., 55% to 60%) for four consecutive fiscal quarters by giving written notice to the Agent of such election (the “Increase Notice”) in connection with the construction of either of two new poultry processing complexes at locations to be determined by the Company but within the United States (such poultry processing complexes are referred to collectively as the “New Processing Complexes” and individually as a “New Processing Complex”). The Maximum Leverage Ratio will increase to a level 5% above the Scheduled Ratio then in effect on the first day of the fiscal quarter in which the Agent receives the Increase Notice and will continue in effect at such level for the following three fiscal quarters, provided that the Maximum Leverage Ratio shall revert to the Scheduled Ratio if the Company has not begun and does not begin construction of the New Processing Complex described in the applicable Increase Notice within three months of the date on which the Agent receives the Increase Notice. The Company may give only one Increase Notice during the term of this Agreement.

Section 7.11. Capital Expenditures. (a) The Company will not, and will not permit any Subsidiary to, spend or be obligated to spend during any fiscal year for capital expenditures (as defined and classified in accordance with generally accepted accounting principles as, with respect to the definition and classifications of operating leases, existing on the date of this Credit Agreement, consistently applied, including without limitation any such capital expenditures in respect of Capitalized Leases but excluding any acquisition permitted by Section 7.14(d) which might constitute such a capital expenditure and the capital expenditures permitted by clause (b) below) in an aggregate amount for the Company and its Subsidiaries in excess of $65,000,000 for the Company’s fiscal year ending October 31, 2013 and for each fiscal year of the Company thereafter, plus in each case up to $10,000,000 (the “Carryover Amount”) permitted to be spent in the preceding fiscal year but not actually spent therein. For purposes of this Section, any capital expenditures made in any fiscal year shall be applied first to the Carryover Amount, if any, available during such fiscal year.

(b) The Company will not, and will not permit any Subsidiary to, spend or be obligated to spend capital expenditures (as defined and classified in accordance with generally accepted accounting principles consistently applied) in connection with the construction of up to two New Processing Complexes in excess of $140,000,000 with respect to each such New Processing Complex during the term of this Agreement.

Section 7.12. Compliance with OFAC Sanctions Programs. (a) The Company shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Company and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, except in any such case as would not have a Material Adverse Effect.

(b) The Company shall provide the Agent, the L/C Issuer, and the Banks any information they may request regarding the Company, its Affiliates, and its Subsidiaries necessary for the Agent, the L/C Issuer, and the Banks to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Company’s ability to provide information applicable to them.

(c) If the Company obtains actual knowledge or receives any written notice that the Company, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Company shall promptly (i) give written notice to the Agent, the L/C Issuer, and the Banks of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Company hereby authorizes and consents to the Agent, the L/C Issuer, and the Banks taking, after notifying the Company if permitted to do so, any and all steps the Agent, the L/C Issuer, or the Banks deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 7.13. Liens. The Company will not, and will not permit any Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon, or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) on, any of its Properties of any kind or character at any time owned by the Company or any Subsidiary, other than:

(a) liens, pledges or deposits for worker’s compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances or trade payables;

(b) the pledge of assets for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company or a Subsidiary so secured by a pledge of property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(c) liens, pledges, mortgages, security interests or other charges existing on the date hereof and disclosed in financial statements (or notes thereto) referred to in Section 5.2 hereof;

(d) liens for property taxes and assessments or governmental charges or levies which are not yet due and payable;

(e) liens incidental to the conduct of business or the ownership of Properties and assets (including warehousemen’s liens, mechanic’s liens, grower liens and attorneys’ liens and statutory landlords’ liens) or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and for which adequate reserves, determined in accordance with generally accepted accounting principles, have been established;

(f) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;

(g) liens created solely for the purpose of securing indebtedness arising out of a capital lease in connection with an aircraft rental provided that such lien shall not extend to or cover other Property of the Company or the Guarantor Subsidiaries; and

(h) additional pledges, mortgages, encumbrances, liens, charges and security interests (including any conditional sale or other title retention agreement and any lease in the nature thereof) on fixed assets (classified in accordance with generally accepted accounting principles, consistently applied) having an aggregate book value at the end of the fiscal quarter immediately preceding the fiscal quarter in which the latest of such mortgages, liens, or encumbrances are created of no more than $5,000,000 at any one time.

Section 7.14. Investments, Loans, Advances and Acquisitions. The Company will not, and will not permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations, capital contributions or otherwise) in or make any loan or advance to, any other Person, or acquire substantially as an entirety the Property or business of any other Person, other than:

(a) investments in certificates of deposit having a maturity of two years or less issued by any Bank or any other commercial bank having a long-term rating at the time of investment of at least AA by Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Aa by Moody’s Investor Services, Inc. (“Moody’s”) and a short-term rating at the time of investment of A-1 from S&P or P-1 from Moody’s;

(b) investments in commercial paper rated at the time of investment P-1 by Moody’s or A-1 by S&P maturing within 270 days of the date of issuance thereof;

(c) investments shown on the financial statements referred to in Section 5.2 in existing Subsidiaries;

(d) acquisitions of the Property or business of any Person, provided (i) that no Potential Default or Event of Default shall then exist after giving effect to such acquisition and no change of the voting control or management of the Company shall result therefrom; (ii) that the aggregate purchase price (including the principal amount of obligations assumed by the Company or a Subsidiary) paid in any single acquisition shall not exceed $25,000,000 and (iii) that the aggregate purchase price (determined as described above) paid in all such acquisitions made prior to the Revolving Credit Termination Date shall not exceed $35,000,000;

(e) marketable full faith and credit obligations of the United States of America or of any agency thereof for which the full faith and credit of the United States of America has been pledged;

(f) repurchase, reverse repurchase and security lending agreements collateralized by securities of the type described in subsection (e), provided that the Company or Subsidiary, as the case may be, which is a party to such arrangement shall hold (individually or through an agent or bailee) all securities relating thereto during the entire term of each such arrangement;

(g) municipal debt securities commonly known as “lower floaters” or “variable rate demand notes” so long as (i) such securities provide that the owner thereof may require that such securities be bought from it upon 7 days notice by such owner, and (ii) such securities shall have a long-term rating at the time of investment of at least AA by S&P or Aa by Moody’s and a short-term rating at the time of investment of A-1 from S&P or P-1 from Moody’s;

(h) investments in an aggregate principal amount of up to $1,000,000 and not otherwise permitted by this Section, in certificates of deposit in any commercial bank;

(i) investments in and loans and advances to the Company or any Subsidiary by the Company or any other Subsidiary; and

(j) a loan in a principal amount not to exceed $500,000 to the Company’s employees’ stock ownership plan.

Section 7.15. Sale of Tangible Fixed Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of tangible fixed assets (as classified in accordance with generally accepted accounting principles, consistently applied) if the book value of the Property sold, leased, assigned, transferred or otherwise disposed of in the latest such transaction, together with the Property sold, leased, assigned, transferred or otherwise disposed of in all other such transactions after the date of this Agreement, would exceed 15% of the book value of all of the Company’s and its subsidiaries’ tangible assets (determined in accordance with generally accepted accounting principles, consistently applied) at the time of the latest such transaction, except for (a) sales of obsolete or worn-out equipment in the ordinary course of business, (b) transfer of such assets between any Subsidiary and the Company or any other Subsidiary, to each of which this Section shall not apply, and (c) the transfer of Property in connection with the issuance of Economic Development Bonds which (i) are held by the Company or a Subsidiary of the Company or (ii) have an aggregate principal amount not to exceed $10,000,000 during the term of this Agreement.

Section 7.16. Notice of Suit or Adverse Change in Business or Default. The Company shall give written notice to the Agent within five (5) Business Days after the Company learns of, or forms a belief as to the existence of, any of the following:

(a) any proceeding(s) being instituted or threatened in writing to be instituted against the Company or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) that is material to the Company and its Subsidiaries taken as a whole;

(b) any Material Adverse Effect not reflected in financial statements delivered to the Agent; and

(c) the occurrence of any Potential Default or Event of Default.

Section 7.17. ERISA. The Company will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed is likely to result in the imposition of a lien against any material portion of the Property of the Company and its Subsidiaries taken as a whole and will promptly notify the Agent, upon the Company becoming aware, of (a) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. The Company will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

Section 7.18. Use of Proceeds. The Company shall use the proceeds of each Loan and other extensions of credit hereunder only to repay all of the Company’s indebtedness under the Existing Agreement, to finance capital expenditures and working capital and general corporate purposes of the Company and the Subsidiaries and to fund certain fees and expenses associated with this Agreement.

Section 7.19. Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except where the failure to so comply or to be so qualified would not have a Material Adverse Effect.

Section 7.20. Environmental Covenant. The Company will, and will cause each of its Subsidiaries to, except as disclosed on Exhibit F attached hereto, use and operate all of its facilities and Properties in compliance with all Environmental Laws, keep all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous materials in material compliance with all applicable Environmental Laws, except, as to each of the foregoing, where the failure to do so would not have a Material Adverse Effect.

Section 7.21. No Changes in Fiscal Year. The fiscal year of the Company and its Subsidiaries ends on October 31 of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis unless required by law to do so.

Section 7.22. Change in the Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any material business or activity if as a result the general nature of the business of the Company or any Subsidiary would be materially changed from the general nature of the business engaged in by it as of the date of this Agreement.

Section 7.23. No Restrictions. Except as provided herein and except for any existing encumbrance or restriction, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on its capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary, or (e) guarantee the Company’s indebtedness, obligations and liabilities under the Loan Documents and/or grant liens on its assets to the Agent.

Section 7.24. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, nor shall it permit any Guarantor Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Guarantor Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale, and transfer to any person of any shares of capital stock of a Guarantor Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Guarantor Subsidiary, and (b) any transaction permitted by Section 7.6 above.

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Definitions. Any one or more of the following shall constitute an Event of Default:

(a) (i) Default in the payment when due of any principal of or interest on any Note or Reimbursement Obligation, whether at the stated maturity thereof or as required by Section 2.4 hereof or at any other time provided in this Agreement, or (ii) default in the payment of any fee or other amount payable by the Company pursuant to this Agreement within 5 Business Days after the Company receives an invoice therefor;

(b) Default in the observance or performance of any covenant set forth in Section 7.18 hereof;

(c) Default in the observance or performance of any covenant set forth in Sections 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16 and 7.19 hereof; or

(d) Default in the observance or performance of any covenant set forth in Section 7.4 hereof and the continuation thereof for 3 Business Days after notice thereof to the Company by any Bank;

(e) Default in the observance or performance of any other covenant, condition, agreement or provision hereof or any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to the Company by any Bank;

(f) Default shall occur under any evidence of Indebtedness for Borrowed Money in an aggregate principal amount exceeding $10,000,000 issued or assumed or guaranteed by the Company or any Subsidiary, or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of the indebtedness evidenced thereby or outstanding or secured thereunder;

(g) Any representation or warranty made by the Company or any Subsidiary herein or in any Loan Document or in any written statement or certificate furnished by it pursuant hereto or thereto after the date of this Agreement, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof and any such breach which is capable of being cured shall not be remedied within 30 days after written notice thereof to the Company by any Bank;

(h) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes which order the payment of money in excess of $10,000,000 over and above any insurance proceeds payable with respect thereto or have a material adverse effect on the ability of the Company and its Subsidiaries taken as a whole to continue to conduct their business in the ordinary course, shall be entered or filed against the Company or any Subsidiary or against any of their respective Property or assets and remain unstayed and undischarged for a period of 30 days from the date of its entry;

(i) Any reportable event (as defined in ERISA) which constitutes grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Company by any Bank; or any such Plan shall be terminated in a manner that can reasonably be expected to result in liability under ERISA that is material to the Company and its Subsidiaries taken as a whole; or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to administer or terminate any such Plan, and any such administration or termination could reasonably be expected to have a Material Adverse Effect;

(j) The Company or any Guarantor Subsidiary shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) admit in writing its inability to pay, or not pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, (v) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof;

(k) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company or any Guarantor Subsidiary or any substantial part of the Property of the Company and its Subsidiaries taken as a whole, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Company or any Guarantor Subsidiary and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days;

(l) a Change of Control shall occur; or

(m) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Guarantor Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder.

Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections (j) and (k) of Section 8.1 hereof, has occurred and is continuing, the Agent, if directed by the Required Banks, shall give notice to the Company and take any or all of the following actions: (a) terminate the remaining Commitments and on the date (which may be the date thereof) stated in such notice, (b) declare the principal of and the accrued interest on the Notes and all Reimbursement Obligations to be forthwith due and payable and thereupon the Notes and all Reimbursement Obligations, including both principal and interest, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind, and (c) take any action or exercise any remedy under any of the Loan Documents or exercise any other action, right, power or remedy permitted by law. Any Bank may exercise the right of set-off with regard to any deposit accounts or other accounts maintained by the Company with any of the Banks, and the Company’s indebtedness hereunder shall be satisfied to the extent of any amount set-off against such indebtedness.

Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 8.1 hereof has occurred and is continuing, then the Notes and all Reimbursement Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

SECTION 9.	CHANGE IN CIRCUMSTANCES REGARDING EURODOLLAR LOANS.

Section 9.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof with respect to Eurodollar Loans, any Bank shall determine in good faith that any change in applicable law or regulation (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, guidelines or directives in connection therewith (the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date hereof) or in the interpretation thereof makes it unlawful for such Bank to make or continue to maintain any Eurodollar Loan or to give effect to its obligations with respect thereto as contemplated hereby, such Bank shall promptly give notice thereof to the Company to such effect, and such Bank’s obligation to make or relend any such affected Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such affected Loan. In the event of such a determination, the Company shall prepay the outstanding principal amount of any such affected Eurodollar Loan made to it, together with all interest accrued thereon and all other amounts due and payable to the Banks under Section 9.4 of this Agreement, on the earlier of the last day of the Interest Period applicable thereto and the first day on which such Bank has given the Company not less than one (1) Business Day’s prior written notice that it is illegal for such Bank to have such Loans outstanding; provided, however, the Company shall then be permitted to elect to borrow the principal amount of such affected Eurodollar Loan by means of another type of Loan available hereunder, subject to all of the terms and conditions of this Agreement. In the event that Eurodollar Loans shall be unavailable as provided in this Section, the Banks and the Company shall negotiate in good faith to make available to the Company, on mutually acceptable terms, Loans bearing interest at a rate per annum determined with reference to the rates quoted to the Agent in the secondary market by three certificate of deposit dealers of recognized standing for the purchase at face value of the Agents’ certificates of deposit in an amount and for an interest period equal to an amount and interest period of the requested Loans, adjusted for reserves and FDIC insurance assessments (the “Adjusted CD Rate”).

Section 9.2. Unavailability of Deposits or Inability to Ascertain the Adjusted Eurodollar Rate. Notwithstanding any other provision of this Agreement or any Note to the contrary, if prior to the commencement of any Interest Period (i) any Bank shall reasonably determine that deposits in the amount of any Eurodollar Loan scheduled to be outstanding are not available to it in the relevant market, (ii) any Bank shall reasonably determine that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or (iii) the Agent shall have received notice from the Required Banks that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect to the cost to the Banks (as conclusively certified by the Banks) of making or maintaining their affected Loans during such Interest Period, then the Agent shall promptly give telephonic or telex notice thereof to the Company and the Banks (such notice to be confirmed in writing), and the obligation of the Banks to make any such Eurodollar Loan in such amount and for such Interest Period shall terminate until the Company shall thereafter request a Eurodollar Loan and deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted Eurodollar Rate. Upon the giving of such notice, the Company may elect to either (i) pay or prepay, as the case may be, such affected Loan or (ii)

reborrow such affected Loan as another type of Loan available hereunder, subject to all terms and conditions of this Agreement. In the event that Eurodollar Loans are unavailable pursuant to this Section, the Banks and the Company shall negotiate in good faith for Loans bearing interest at a rate per annum based on the Adjusted CD Rate to be made available to the Company.

Section 9.3. Taxes, Increased Costs and Reduced Return. (a) With respect to any outstanding Eurodollar Loans, if any Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline (and for purposes of this Agreement, the Dodd-Frank Act is deemed to have been adopted and gone into effect after the date hereof), or any interpretation or application of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or its lending branch or the Eurodollar Loans contemplated by this Agreement (whether or not having the force of law) (“Change in Law”) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or Eurodollar Loans by, or any other acquisition of funds or disbursements by, such Bank (other than reserves included in the determination of the Adjusted Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) change the basis of taxation of payments of principal and interest due from the Company to such Bank hereunder or under any Note (other than by a change in taxation of the overall net income of such Bank); or

(iv) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Eurodollar Loan or any Note;

and such Bank shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining any Eurodollar Loan hereunder or to reduce the amount of principal or interest received by such Bank, then, within thirty-five (35) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.

(b) If, after the date hereof, any Bank or the Agent shall have determined in good faith that the adoption of any applicable law, rule or regulation (and for purposes of this Agreement, the Dodd-Frank Act is deemed to have been adopted and gone into effect after the date hereof)

regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, application or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, in each case as a consequence of its obligations hereunder to a level below that which such Bank would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within thirty-five (35) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) If any Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein specifying such Change in Law and a calculation thereof in reasonable detail and an explanation in reasonable detail of the event giving rise to such claim, all in sufficient detail to permit the Company to determine whether such certificate meets the standard required by this Section, and such certificate shall be conclusive and binding on the Company as to the requested payment becoming due by the Company as provided in Section 9.3 except in the case of manifest error. The Company, having paid an amount pursuant to the preceding sentence and the other provisions of this Section 9.3, may nevertheless contest by appropriate proceedings whether the Bank sustained an increased cost or reduced amount contemplated by Section 9.3(a) or a reduction in the rate of return contemplated by Section 9.3(b) and, if so, the amount thereof; and the Bank shall refund any amount found in such a contest not to have been owed. Upon the imposition of any such cost, the Company may prepay any affected Loan, subject to the provisions of Sections 2.3 and 9.4 hereof.

Section 9.4. Funding Indemnity. (a) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid such Bank) as a result of:

(i) any payment or prepayment of a Eurodollar Loan on a date other than the last day of the then applicable Interest Period; or

(ii) any failure by the Company to borrow any Eurodollar Loan on the date specified in the notice given pursuant to Section 1.5 hereof;

then, upon the demand of such Bank, the Company shall pay, within thirty-five (35) days after demand by such Bank (with a copy to the Agent), to such Bank such amount as will reimburse such Bank for such loss, cost or expense.

(b) If any Bank makes a claim for compensation under this Section 9.4, it shall provide to the Company a certificate setting forth the amount of such loss, cost or expense in reasonable detail and an explanation in reasonable detail of the event giving rise to such claim, all in sufficient detail to permit the Company to determine whether such certificate meets the standard required by this Section, and such certificate shall be conclusive and binding on the Company as to the requested payment becoming due by the Company pursuant to Section 9.4 except in the case of manifest error. The Company, having paid an amount pursuant to the preceding sentence and the other provisions of this Section 9.4, may nevertheless contest by appropriate proceedings whether the Bank sustained a loss, cost, expense or premium contemplated by Section 9.4(a) and, if so, the amount thereof; and the Bank shall refund any amount found in such a contest not to have been owed.

Section 9.5. Lending Branch. Each Bank may, at its option, elect to make, fund or maintain its Eurodollar Loans hereunder at the branch or office specified opposite its signature on the signature page hereof or such other of its branches or offices as such Bank may from time to time elect, subject to the provisions of Section 1.5(b) hereof. To the extent reasonably possible, a Bank shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Company to such Bank under Section 9.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 9.1 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

Section 9.6. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank which is match-funding its Eurodollar Loans shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Banks which are match-funding their Eurodollar Loans had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

SECTION 10.	THE AGENT.

Section 10.1. Appointment and Authorization of Agent. Each Bank and the L/C Issuer hereby appoints BMO Harris Bank N.A. as the Agent under the Loan Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Banks and L/C Issuers expressly agree that the Agent is not acting as a fiduciary of the Banks or the L/C Issuers in respect of the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Banks or L/C Issuers except as expressly set forth herein.

Section 10.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Bank and may exercise or refrain from exercising such rights and power as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Affiliate of the Company as if it were not the Agent under the Loan Documents. The term “Bank” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank (if applicable).

Section 10.3. Action by Agent. If the Agent receives from the Company a written notice of an Event of Default pursuant to Section 7.16 hereof, the Agent shall promptly give each of the Banks and L/C Issuers written notice thereof. The obligations of the Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Potential Default or Event of Default, except as expressly provided in Section 8.2. Unless and until the Required Banks give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Banks and L/C Issuers. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Banks that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Potential Default or Event of Default exists unless notified in writing to the contrary by a Bank, an L/C Issuer, or the Company. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Banks, or of any other group of Banks called for under the specific provisions of the Loan Documents, shall be binding upon all the Banks and the holders of the Company’s indebtedness, obligations and liabilities under the Loan Documents.

Section 10.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Loan or L/C; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the L/C Issuers, the Company, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Agent may treat the payee of any of the Company’s indebtedness, obligations and liabilities under the Loan Documents as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank and L/C Issuer acknowledges that it has independently and without reliance on the Agent or any other Bank or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Company in the manner set forth in the Loan Documents. It shall be the responsibility of each Bank and L/C Issuer to keep itself informed as to the creditworthiness of the Company and its Subsidiaries, and the Agent shall have no liability to any Bank or L/C Issuer with respect thereto.

Section 10.6. Indemnity. The Banks shall ratably, in accordance with their respective Commitment Percentage, indemnify and hold the Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section shall survive termination of this Agreement. The Agent shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due from such Bank to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Bank arising outside of this Agreement and the other Loan Documents.

Section 10.7. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks, the L/C Issuer, and the Company. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which may be any Bank hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $250,000,000 and be approved by the Company (which approval shall not be unreasonably withheld). Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and the Company shall be directed to make all payments due each Bank and L/C Issuer hereunder directly to such Bank or L/C Issuer.

Section 10.8. L/C Issuer and Swing Line Bank. Each L/C Issuer shall act on behalf of the Banks with respect to any L/Cs issued by it and the documents associated therewith, and the Swing Line Bank shall act on behalf of the Banks with respect to the Swing Loans made hereunder. The L/C Issuers and the Swing Line Bank shall each have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by any L/C Issuer in connection with L/Cs issued by it or proposed to be issued by it and the Agreements pertaining to such L/Cs or by the Swing Line Bank in connection with Swing Loans made or to be made hereunder as fully as if the term “Agent”, as used in this Section 10, included the L/C Issuers and the Swing Line Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Bank, as applicable.

Section 10.9. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Banks and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 11.	MISCELLANEOUS.

Section 11.1. Amendments and Waivers. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Banks, and (c) if the rights or duties of the Agent, the relevant L/C Issuer, or the Swing Line Bank are affected thereby, the Agent, such L/C Issuer, or the Swing Line Bank, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 11.1 shall (A) increase any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Bank to which such payment is owing or which has committed to make such Loan or L/C (or participate therein) hereunder; and

(ii) no amendment or waiver pursuant to this Section 11.1 shall, unless signed by each Bank, extend the Revolving Credit Termination Date, change the definition of Required Banks, change the provisions of this Section 11.1, release any material guarantor, or affect the number of Banks required to take any action hereunder or under any other Loan Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders, whose interest shall be excluded in calculating the Required Banks), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender more adversely than other affected Banks shall require the consent of such Defaulting Lender.

Section 11.2. Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3. Several Obligations. The commitments of each of the Banks hereunder shall be the several obligations of each Bank and the failure on the part of any one or more of the Banks to perform hereunder shall not affect the obligation of the other Banks hereunder, provided that nothing herein contained shall relieve any Bank from any liability for its failure to so perform. In the event that any one or more of the Banks shall fail to perform its commitment hereunder, all payments thereafter received by the Agent on the principal of Loans or Reimbursement Obligations hereunder shall be distributed by the Agent to the Banks making such additional Loans or Reimbursement Obligations ratably as among them in accordance with the principal amount of additional Loans or Reimbursement Obligations made by them until such additional Loans or Reimbursement Obligations shall have been fully paid and satisfied, and all payments on account of interest shall be applied as among all the Banks ratably in accordance with the amount of interest owing to each of the Banks as of the date of the receipt of such interest payment.

Section 11.4. Non-Business Day. (a) If any payment of principal or interest on any Domestic Rate Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

(b) If any payment of principal or interest on any Eurodollar Loan or Swing Loan at the Swing Line Bank’s Quoted Rate shall fall due on a day which is not a Business Day, the payment date thereof shall be extended to the next date which is a Business Day and the Interest Period for such Loan shall be accordingly extended, unless as a result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the next preceding Business Day.

Section 11.5. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Banks and L/C Issuers of amounts sufficient to protect the yield of the Banks and L/C Issuers with respect to the Loans and L/Cs, including, but not limited to, Sections 9.3, 9.4, and 11.9 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Notes.

Section 11.6. Documentary Taxes. Although the Company is of the opinion that no documentary or similar taxes are payable in respect to this Agreement or the Notes, the Company agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.7. Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made and as reaffirmed on the date of each borrowing (as and to the extent provided in Section 6.3 hereof) and as long as any credit is in use or available hereunder.

Section 11.8. Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing or by telex and shall be deemed to have been given or made when served personally, when an answer back is received in the case of notice by telex or 2 days after the date when deposited in the United States mail (registered, if to the Company) addressed if to the Company to 127 Flynt Road, Laurel, Mississippi 39443, Attention: Chief Financial Officer; if to the Agent at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Food Group; and if to any of the Banks or L/C Issuers, at the address for such Bank or L/C Issuer set forth on its Administrative Questionnaire; or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 11.8.

Section 11.9. Costs and Expenses; Environmental Indemnity; Indemnity. (a) The Company agrees to pay on demand all customary and reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby (unless otherwise expressly limited herein), including the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to the Agent; all reasonable out-of-pocket costs and expenses of the Agent and the reasonable out-of-pocket costs and expenses of each Bank and L/C Issuer (including in each case reasonable outside attorneys’ fees and expenses) incurred in connection with any consents or waivers hereunder or amendments hereto in each case requested by the Company, and all reasonable out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses), if any, incurred by the Agent, the L/C Issuers, the Banks or any other holders of a Note in connection with the enforcement against the Company or any Guarantor Subsidiary of this Agreement or the Notes and the other instruments and documents to be delivered hereunder, including, without limitation, in connection with any work-out or restructuring.

(b) Without limiting the generality of the foregoing, the Company unconditionally agrees to indemnify, defend and hold harmless, the Agent, each L/C Issuer and each Bank, and covenants not to sue for any claim for contribution against, the Agent, any L/C Issuer or any Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, (iii) any claim for personal injury or property damage in connection with the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Company made herein or in any loan agreement, promissory note, mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations or liabilities of the Company owing to the Agent, L/C Issuer or any Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto; provided, however, the foregoing provisions shall not apply to damages arising from the Agent’s, such L/C Issuer’s or such Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all indebtedness, obligations and liabilities of the Company owing to the Agent, the L/C Issuers and the Banks and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Company and shall inure to the benefit of Agent, the L/C Issuers and the Banks and their respective directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

(c) Without limiting the foregoing, the Company unconditionally agrees to indemnify, defend and hold harmless, the Agent, each L/C Issuer and each Bank, and covenants not to sue for any claim for contribution against, the Agent, any L/C Issuer or any Bank for all losses, liabilities, claims, damages and reasonable out of pocket costs and expenses relating to or arising out of the Loan Documents, the transactions contemplated thereby or the Company’s use of the Loan proceeds, including, without limitation, reasonable out of pocket attorney’s fees and settlement costs, provided, however, the foregoing provisions shall not apply to any losses, liabilities, claims, damages and expenses arising from the Agent’s, such L/C Issuer’s or such Bank’s willful misconduct or gross negligence, violation of any law, rule or regulation applicable to the Agent, such L/C Issuer or such Bank as a lender and any of the matters covered by Sections 9.3, 9.4 or 11.21.

(d) The provisions of this Section 11.9 shall survive payment of the Notes and Reimbursement Obligations and the termination of the L/C Issuers’ and Banks’ Commitments hereunder.

Section 11.10. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. One or more of the Banks may execute a separate counterpart of this Agreement which has also been executed by the Company, and this Agreement shall become effective as and when all of the Banks have executed this Agreement or a counterpart thereof and lodged the same with the Agent.

Section 11.11. Successors and Assigns; Governing Law; Entire Agreement. This Agreement shall be binding upon each of the Company and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Illinois, without regard to Illinois conflict of laws principles. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Company may not assign any of its rights or obligations hereunder without the written consent of all of the Banks. The Banks may assign their rights under the Loan Documents only in accordance with Sections 11.16 and 11.17 hereof.

Section 11.12. No Joint Venture. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture among the parties hereto.

Section 11.13. Severability. In the event that any term or provision hereof is determined to be unenforceable or illegal, it shall be deemed severed herefrom to the extent of the illegality and/or unenforceability and all other provisions hereof shall remain in full force and effect.

Section 11.14. Table of Contents and Headings. The table of contents and section headings in this Agreement are for reference only and shall not affect the construction of any provision hereof.

Section 11.15. Sharing of Payments. Each Bank agrees with each other Bank that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-Off”), on any Loan, Reimbursement Obligation or other amount outstanding under this Agreement in excess of its ratable share of payments on all Loans, Reimbursement Obligations and other amounts then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans and Reimbursement Obligations held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Bank’s ratable share of any such Set-Off shall be determined by the proportion that the aggregate principal amount of Loans and Reimbursement Obligations then due and payable to such Bank bears to the total aggregate principal amount of Loans and Reimbursement Obligations then due and payable to all the Banks.

Section 11.16. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Bank at any time and from time to time to one or more other Persons (each a “Participant”); provided that no such participation shall relieve any Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide (a) that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Company under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any indebtedness, obligation or liability in which such participant has an interest and (b) that the participant agrees to be bound by Section 11.18 of this Agreement to the same extent as if it were a Bank. Any party to which such a participation has been granted shall have the benefits of Section 9.3 and Section 9.4 hereof. The Company authorizes each Bank to disclose to any participant or prospective participant under this Section, if such person has agreed in writing to be bound by Section 11.18 below to the same extent as if it were a Bank, any financial or other information pertaining to the Company or any Subsidiary. Each Bank that sells a participation shall acting solely for this purpose as an agent of the Company maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 11.17. Assignments. (a) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans and participation interest in Reimbursement Obligations at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C

Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.17(a)(i)(B) and, in addition:

(a) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;

(b) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Bank with a Commitment in respect of such facility, an Affiliate of such Bank or an Approved Fund with respect to such Bank;

(c) the consent of the relevant L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more applicable L/Cs (whether or not then outstanding); and

(d) the consent of the Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assignor (except in the case of an assignment by a Bank to an Approved Fund), and the assignee, if it is not a Bank, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Company or Affiliate. No such assignment shall be made to the Company or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to Section 11.17(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.5 and 11.9 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.16 hereof.

(b) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank or the central bank of the country in which such Bank is organized, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or secured party for such Bank as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank or central bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Bank assigns all of its Commitments and Loans pursuant to subsection (a) above, the Swing Line Bank may terminate the Swing Line. In the event of such termination of the Swing Line, the Company shall be entitled to appoint another Bank to act as the successor Swing Line Bank hereunder (with such Bank’s consent); provided, however, that the failure of the Company to appoint a successor shall not affect the resignation of the Swing Line Bank. If the Swing Line Bank terminates the Swing Line, it shall retain all of the rights of the Swing Line Bank provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Banks to make Loans or fund participations in outstanding Swing Loans pursuant to Section 1.3 hereof.

Section 11.18. Confidentiality. Each Bank will keep confidential any non-public information concerning the Company and its Subsidiaries furnished by the Company (which is designated by the Company as confidential at the time such information is furnished to the Bank or is actually known by such Bank to be confidential) or obtained by such Bank through its inspections and audits pursuant to Section 7.5 hereof or any Security Document and known by such Bank to be confidential, except that any Bank may disclose such information (i) to regulatory authorities having jurisdiction, (ii) pursuant to subpoena or other legal process including in connection with any pledge or assignment permitted under Section 11.17(c), (iii) to such Bank’s counsel and auditors in connection with matters concerning this Agreement, (iv) to such Bank’s consultants in connection with negotiations concerning this Agreement or the other Loan Documents and (v) to prospective participants or assignees in the Loans and participants and assignees in the Loans, provided that any Persons described in clauses (iv) and (v) shall first agree in writing to be bound to comply with the terms of this Section to the same extent as if it were a Bank. In the situations described above (except where the Company is a party), each Bank shall notify the Company as promptly as practicable of the receipt of a request for such disclosure and furnish it with a copy of such subpoena or other legal process (to the extent such Bank is legally permitted to do so). The provisions of this Section shall survive for a period of two years following the payment of the Loans and Reimbursement Obligations and the termination of this Agreement.

Section 11.19. Waiver of Jury Trial. THE COMPANY, THE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATIVE TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.20. USA Patriot Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.

Section 11.21. Taxes. (a) Certain Defined Terms. For purposes of this Section, the term “Bank” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any Guarantor Subsidiary under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Company or Guarantor Subsidiary shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Company and the Guarantor Subsidiaries shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes that are not Excluded Taxes.

(d) Indemnification by the Loan Parties. The Company and the Guarantor Subsidiaries shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e) Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Company or any Guarantor Subsidiary has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Company and the Guarantor Subsidiaries to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.16 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company or any Guarantor Subsidiary to a Governmental Authority pursuant to this Section, such Person shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.21(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment the reasons for which are communicated to the Company and the Agent, such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Bank that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by them) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any substitute form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any substitute form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (or any substitute form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (or comparable successor provisions), (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code (or comparable successor provisions), a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (or comparable successor provisions), or a “controlled foreign corporation”

described in Section 881(c)(3)(C) of the Code (or comparable successor provisions) (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any substitute form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any substitute form), accompanied by IRS Form W-8ECI (or any substitute form), IRS Form W-8BEN (or any substitute form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 (or any substitute form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by them) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code (or comparable successor provision), as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code (or comparable successor provision)) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so and the reasons therefor.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Agreement with respect to the Taxes giving rise to such refund), net of all otherwise unreimbursed out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with such refund and without interest except in the event of unreasonable delay (other than any interest paid by the relevant Governmental Authority with respect to such refund). The ability to reduce the payment of refunds to an indemnifying party by otherwise unreimbursed out-of-pocket expenses (including Taxes) incurred in connection with such refund shall apply for the purposes of this Agreement in each case the recipient has received a refund of an indemnified amount from a taxing authority whether under this Section 11.21, Section 9.3, or Section 9.4, or otherwise under this Agreement. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Certificate; Contest; Refund. If any recipient makes a claim for payment from the Company or any Guarantor Subsidiary pursuant to Section 11.21(b), (c) or (d), it shall provide to the Company a certificate setting forth such claim, a calculation thereof in reasonable detail and an explanation in reasonable detail of the factual and legal basis giving rise to the Tax for which payment is sought, and a calculation thereof, all in sufficient detail to permit the Company to determine the validity of the claim and the accuracy of the amount, and such certificate shall be conclusive and binding on the Company as to the requested payment becoming due by the Company pursuant to Section 11.21(b), (c) or (d), as applicable, except in the case of manifest error. The Company, having paid an amount pursuant to the preceding sentence and the other provisions of Section 11.21, may nevertheless contest by appropriate proceedings whether the Tax that is the basis of the Recipient’s claim was incurred by the Recipient and, if so, the amount thereof; and the Recipient shall refund any amount found in such a contest not to have been owed. If any Taxes are required to be withheld on payments under this Agreement or indemnified pursuant to this Section 11.21, the Company or the Guarantor Subsidiaries shall, if required by Section 11.21, pay such amounts to the relevant taxing authority on or before the date such payments are due, or if such amounts have already been paid by the Recipient to the Recipient pursuant to paragraph (d) of this Section 11.21. If the Company or a Guarantor Subsidiary believes that it is more likely than not that an amount of such Taxes for which payment has been made or reimbursed by it may be recovered by a request for refund or filing an amended return and the amount of such Taxes is in excess of $100,000 (including comparable Taxes related to the same issue that are expected to be imposed on all Recipients due to the transactions contemplated by this Agreement), the Recipient shall at the Company’s expense reasonably cooperate in filing a request for refund or an amended return and reasonably respond to requests for information by the Company, Guarantor Subsidiary or Governmental Authority. If the relevant taxing authority does not agree to the request for refund, the Recipient shall reasonably cooperate with the Company in contesting the denial for the request for refund. The Recipient shall not be obligated to pursue the matter further than one level of appeal. Under no circumstances will the Recipient be obligated to provide the Recipient’s tax returns or other confidential information relating to Taxes to the Company or Guarantor Subsidiaries. The Recipient shall have no obligation to contest a denial if the Recipient reasonably determines that the cost of the contest will be in excess of the amount in controversy.

Section 11.22. Waiver of Borrower’s Rights. The Company acknowledges and agrees that, to the extent the provisions of the Agricultural Credit Act of 1987, including, without limitation, 12 U.S.C. §§2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. §617.7000, et seq. (collectively, the “Farm Credit Law”) apply to the Company or to the transactions contemplated by this Agreement, they hereby irrevocably waive all statutory or regulatory rights of a borrower to disclosure of effective interest rates, differential interest rates, review of credit decisions, distressed loan restructuring, and rights of first refusal under the Farm Credit Law (“Borrower Rights”). The Company acknowledges and agrees that the waiver of Borrower Rights provided by this Section is knowingly and voluntarily made after the Company has consulted with legal counsel of its choice and has been represented by counsel of its choice in connection with the negotiation of this Agreement and the waiver of Borrower Rights set forth in this Section. The Company acknowledges that its waiver of Borrower Rights set forth in this Section is based on its recognition that such waiver is material to induce commercial banks and other non-Farm Credit System institutions to participate in the extensions of credit contemplated by this Agreement and to provide extensions of credit to the Company. Nothing contained in this Section, nor the delivery to Company of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall be deemed to be, or be constructed to indicate the determination or agreement by the Company, the Agent, or any Bank that the Farm Credit Law, or any rights thereunder, are or will be applicable to the Company or to the transactions contemplated by this Agreement. It is the intent of the Company that the waiver of Borrower Rights contained in this Section complies with and meets all of the requirements of 12 C.F.R. §617.7010(c).

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

SANDERSON FARMS, INC.

By	/s/ D. Michael Cockrell
	Its	Treasurer and Chief Financial Officer

Accepted and Agreed to as of the day and year last above written.

BMO HARRIS BANK N.A., as Agent and an L/C Issuer

By	/s/ Manuel J. Diaz
	Its	Director

Sanderson Farms, Inc.

Signature Page to Credit Agreement

“LENDERS”

BMO HARRIS FINANCING, INC.

By	/s/ Manuel J. Diaz
	Its	Director

Sanderson Farms, Inc.

Signature Page to Credit Agreement

AGFIRST FARM CREDIT BANK

By	/s/ Matthew H. Jeffords
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

FARM CREDIT BANK OF TEXAS

By	/s/ Alan Robinson
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

FARM CREDIT SERVICES OF AMERICA, PCA

By	/s/ Bruce Dean
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

REGIONS BANK

By	/s/ Stanley Herren
	Its	Senior Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

BANK OF THE WEST

By	/s/ Trevor Svoboda
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

1ST FARM CREDIT SERVICES, PCA

By	/s/ Dale A. Richardson
	Its	Vice President, Capital Markets Group

Sanderson Farms, Inc.

Signature Page to Credit Agreement

AGSTAR FINANCIAL SERVICES, PCA

By	/s/ Graham J. Dee
	Its	AVP Capital Markets

Sanderson Farms, Inc.

Signature Page to Credit Agreement

FARM CREDIT MID-AMERICA, PCA

By	/s/ Heath Hoagland
	Its	Credit Officer

Sanderson Farms, Inc.

Signature Page to Credit Agreement

UNITED FCS, PCA d/b/a FCS COMMERCIAL FINANCE GROUP

By	/s/ Lisa Caswell
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

NORTHWEST FARM CREDIT SERVICES, PCA

By	/s/ Mark Westfall
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

TRUSTMARK NATIONAL BANK

By	/s/ William H. Edwards
	Its	Senior Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

By	/s/ Curtis Flammini
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Michael N. Ryno
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

AMERICAN AGCREDIT, PCA

By	/s/ Gary Van Schuyver
	Its	Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

FARM CREDIT WEST, PCA

By	/s/ Douglas W. Berg
	Its	Regional Vice President

Sanderson Farms, Inc.

Signature Page to Credit Agreement

SPECIMEN

EXHIBIT A

SANDERSON FARMS, INC.

REVOLVING CREDIT NOTE

            , 2013

FOR VALUE RECEIVED, the undersigned, SANDERSON FARMS, INC., a Mississippi corporation (the “Company”) promises to pay to the order of                                          (the “Lender”) on the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below) at the principal office of BMO Harris Bank N.A. in Chicago, Illinois, the principal sum of                                                                           or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Revolving Credit provided for under the Credit Agreement hereinafter mentioned and remaining unpaid on the Revolving Credit Termination Date together with interest on the principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

The Lender shall record on its books or records or on the schedule to this Note which is a part hereof the principal amount of each Revolving Credit Loan made under the Revolving Credit, all payments of principal and interest and the principal balances from time to time outstanding; provided that prior to the transfer of this Note all such amounts shall be recorded on the schedule attached to this Note. The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Lender to record, or any mistake in recording, any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans made under the Revolving Credit, together with accrued interest thereon.

This Note is one of the Revolving Notes referred to in and issued under that certain Credit Agreement dated as of October 24, 2013, among the Company, BMO Harris Bank N.A., as Agent, and the banks named therein, as amended from time to time (the “Credit Agreement”), and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein. Payment of this Note has been guaranteed pursuant to that certain Guaranty Agreement dated as of October 24, 2013, from the Guarantor Subsidiaries to the Banks, to which reference is hereby made for a statement of the terms thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.

Prepayments may be made on any Revolving Credit Loan evidenced hereby and this Note (and the Revolving Credit Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.

SPECIMEN

The Company hereby waives presentment for payment and demand.

This Note is governed by and shall be construed in accordance with the internal laws of the State of Illinois.

SANDERSON FARMS, INC.

By
Its

SPECIMEN

EXHIBIT B

SANDERSON FARMS, INC.

SWING NOTE

$10,000,000	, 2013

FOR VALUE RECEIVED, the undersigned, Sanderson Farms, Inc., a Mississippi corporation (the “Company”), promises to pay to the order of BMO Harris Financing, Inc. (the “Bank”), at the principal office of BMO Harris Bank N.A. in Chicago, Illinois, the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Company under the Credit Agreement hereinafter mentioned in the amounts and payable in the manner and on the dates specified in said Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

This Note is the Swing Note referred to in and issued under that certain Credit Agreement dated as of October 24, 2013, among the Company, BMO Harris Bank N.A., as Agent, and the banks named therein, as amended from time to time (the “Credit Agreement”), and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein. Payment of this Note has been guaranteed pursuant to that certain Guaranty Agreement dated as of October 24, 2013, from the Guarantor Subsidiaries to the Banks, to which reference is hereby made for a statement of the terms thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.

Prepayments may be made on any Swing Loan evidenced hereby and this Note (and the Swing Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.

The Company hereby waives presentment for payment and demand.

This Note is governed by and shall be construed in accordance with the internal laws of the State of Illinois.

SANDERSON FARMS, INC.

By
Its

EXHIBIT D

SANDERSON FARMS, INC.

GUARANTY AGREEMENT

BMO Harris Bank N.A.

Chicago, Illinois

The Banks and L/C Issuers from time to time parties to the Credit Agreement (as hereinafter defined)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 24, 2013 (such Credit Agreement, as the same may be modified or amended from time to time, being hereinafter referred to as the “Credit Agreement”) by and among Sanderson Farms, Inc., a Mississippi corporation (the “Company”), and BMO Harris Bank N.A., individually and in its capacity as agent thereunder (“BMO Harris”), and the lenders and letter of credit issuers from time to time parties thereto (all of said lenders being referred to collectively as the “Banks” and individually as a “Bank”, and such letter of credit issuers being referred to collectively as “L/C Issuers” and individually as an “L/C Issuer”; and said BMO Harris as agent for the Banks and L/C Issuers under the Credit Agreement being hereinafter referred to in such capacity as the “Agent”; the Banks, the L/C Issuers and the Agent being referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”), pursuant to which said Banks agree to make available to the Company a Revolving Credit, with all loans thereunder to be evidenced by the Revolving Notes of the Company and pursuant to which the Swing Line Bank agrees to make available to the Company a Swing Line with all loans thereunder to be evidenced by the Swing Note of the Company and which provides that certain banks and other financial institutions may make term loans to the Company thereunder with all term loans made thereunder to be evidenced by the Term Notes of the Company (all such Revolving Notes, Term Notes and the Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In addition the Company may request the L/C Issuers to issue letters of credit for the Company’s account and the other Banks will acquire risk participations in such letters of credit and all obligations of the Company with request thereto (the “Reimbursement Obligations”). All of the Company’s indebtedness, obligations and liabilities to the Guaranteed Creditors under the Credit Agreement and the other Loan Documents, including, without limitation, all such indebtedness, obligations and liabilities evidenced by the Notes and the Reimbursement Obligations, and all extensions or renewals of any of the foregoing, are hereinafter collectively referred to as the “Indebtedness”; provided that in no event shall the Indebtedness include any Excluded Swap Obligations. All defined terms used herein shall have the meanings set forth in the Credit Agreement unless expressly defined herein.

The undersigned are wholly-owned subsidiaries of the Company. As an inducement to each of you to accept and enter into said Credit Agreement, and in consideration of credit extended and to be extended by the Guaranteed Creditors to the Company under said Credit Agreement, the undersigned (hereinafter collectively referred to as the “Guarantors”), acknowledging that the Guaranteed Creditors have informed the Company that said credit would not be extended but for this guarantee, hereby jointly and severally guarantee the full and prompt payment to each Guaranteed Creditor at maturity (whether by acceleration, lapse of time or otherwise) and at all times thereafter of principal of and interest on all Indebtedness of the Company under the Credit Agreement, and all extensions or renewals of all or any part thereof and all other indebtedness, liabilities and obligations of the Company to the Guaranteed Creditors under the Credit Agreement. Notwithstanding anything in this Guaranty to the contrary, the right of recovery against each Guarantor under this Guaranty shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Guaranty void or voidable under applicable law, including fraudulent conveyance law.

The undersigned further jointly and severally acknowledge and agree with the Guaranteed Creditors that this Guaranty and the undertaking of the Guarantors in connection therewith shall be on and subject to the following terms and conditions:

1. This Guaranty of payment by the Guarantors shall be a continuing, absolute and unconditional guaranty and shall remain in full force and effect until all Indebtedness of the Company to the Guaranteed Creditors shall be fully paid and satisfied and all commitments of the Guaranteed Creditors under the Credit Agreement to extend credit to or for the account of the Company shall have terminated. The dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against any one or more of the Guarantors or the Company shall not terminate this Guaranty.

2. The obligations and liabilities of the Guarantors, or any of them, hereunder shall not be affected or impaired by any irregularity, invalidity or unenforceability of or in any of the Notes or of any agreement, instrument or other document evidencing or creating or providing for the same.

3. The obligations and liabilities of the Guarantors, or any of them, hereunder shall not be affected or impaired by (and the Guaranteed Creditors are hereby expressly authorized to make from time to time without notice to the Guarantors) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, amendment, alteration, substitution, exchange, change in, modification or other disposition of any of the Credit Agreement, the Notes, any other Loan Documents (as defined in the Credit Agreement), any other guaranty thereof, or of any security or collateral therefor.

4. The obligations and liabilities of the Guarantors or any of them hereunder shall not be affected or impaired by any acceptance by the Guaranteed Creditors, or any of them, of any security or collateral for, or other guarantors upon any of the Indebtedness or by any failure, neglect, omission, delay or partial action on the part of the

Guaranteed Creditors, or any of them, in the administration of the Indebtedness or to realize upon or protect any of the Indebtedness or any security or collateral therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property of the Company possessed by any of the Guaranteed Creditors toward the liquidation of the Indebtedness or by any application of payments or credits thereon or by any other circumstances whatsoever (with or without notice to or the knowledge of the Guarantors, or any of them) which may in any manner or to any extent vary the risk of the Guarantors, or any of them, hereunder or may otherwise constitute a legal or equitable discharge of a surety or guarantor; it being the purpose and intent that this guaranty of payment and the obligations and liability of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

5. In order to hold the Guarantors, or any of them, liable hereunder, there shall be no obligation on the part of any Guaranteed Creditor, at any time, to resort for payment to any person directly liable in respect of the Indebtedness or to any other guaranty, or to any other person, their properties or estates, or to resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Guaranteed Creditors shall have the right to enforce this guaranty of payment irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. The Guarantors jointly and severally agree to pay all reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, paid or incurred by the Guaranteed Creditors or any of them in endeavoring to collect on the Indebtedness or any part thereof and in enforcing this Guaranty.

6. The granting of credit to the Company by any Guaranteed Creditor from time to time in addition to the Indebtedness under the Credit Agreement without notice to the Guarantors, or any of them, is hereby authorized and shall in no way affect or impair the obligations and liability of the Guarantors, or any of them, hereunder.

7. The payment by any Guarantor of any amount or amounts under this guaranty of payment shall not entitle it, either at law, in equity or otherwise, to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Indebtedness, or in and to any security or collateral therefor, or in or to any amounts at any time paid or payable under or pursuant to any guaranty by any other person of all or part of Indebtedness, or in and to any amounts theretofore, then or thereafter paid or applicable to the payment of the Indebtedness, howsoever such payment or payments may arise, until all of the Indebtedness has been fully paid and all obligations of the Guaranteed Creditors to extend credit to or for the benefit of the Company shall have terminated or expired.

8. This Guaranty Agreement may be enforced by the Guaranteed Creditors acting jointly, or it may be enforced by any Guaranteed Creditor acting alone or separately with respect to the Indebtedness which it holds. Any Guaranteed Creditor may, without any notice to the Guarantors, sell, assign or transfer, to the extent permitted in the Credit Agreement, the Indebtedness held by it, or any part thereof, or grant participations therein; and in that event, each and every immediate and successive assignee, transferee or holder of or participant in all or any part of the Indebtedness shall, to the extent permitted in the Credit Agreement, have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor shall have an unimpaired right to enforce this Guaranty Agreement for its own benefit or for the benefit of any such participant as to so much of the Indebtedness that it has not sold, assigned or transferred.

9. If any payment applied by any Guaranteed Creditor to any of the Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Company or any other obligor), the Indebtedness to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Indebtedness as fully as if such application had never been made.

10. This Guaranty Agreement shall be construed according to the internal laws of the state of Illinois, in which State it shall be performed by the Guarantors. This Guaranty Agreement and every part hereof shall be binding upon the Guarantors jointly and severally and upon their respective legal representatives, successors and assigns of each and all of the undersigned, and shall inure to the benefit of the Guaranteed Creditors and their respective successors, legal representatives and assigns.

11. This writing is intended by the parties to be a complete and final expression of this Guaranty Agreement and is also intended as a complete and exclusive statement of the terms of that agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty Agreement.

12. EACH GUARANTOR AND, BY THEIR ACCEPTANCE OF THIS GUARANTY, EACH GUARANTEED CREDITOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATIVE TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Dated as of this 24th day of October, 2013.

SANDERSON FARMS, INC. (FOODS DIVISION)

ATTEST:

By
Its

SANDERSON FARMS, INC. (PRODUCTION DIVISION)

ATTEST:

By
Its

SANDERSON FARMS, INC. (PROCESSING DIVISION)

ATTEST:

By
Its

EXHIBIT E

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to BMO Harris Bank N.A., as agent (the “Agent”), pursuant to that certain Credit Agreement dated as of October 24, 2013, by and among Sanderson Farms, Inc., a Mississippi corporation (the “Company”), the Agent and the other Bank parties thereto (the “Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly acting chief                      officer of the Company, acting herein in such capacity;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attached financial statements sufficient for me to provide this Certificate;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Potential Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule 1 attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct to the best of my knowledge, information and belief.

Described below (or on the attached sheet) are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             , 20    .

,
as Chief Officer of Sanderson Farms, Inc.

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

SANDERSON FARMS, INC.

Compliance Calculations for

Credit Agreement Dated as of October 24, 2013

Calculations as of the last day of the fiscal quarter ended             , 20

Section 7.9 Consolidated Tangible Net Worth

(a)	Prior Fiscal Quarter’s Required Minimum Amount	$

(b)	Consolidated Net Income for Current Fiscal Quarter to “as of” date	$

(c)	Dividends declared during Current Fiscal Quarter	$

(d)	Adjustment (lesser of $5,000,000 and line (c))	$

(e)	(b) - (d)*	$

(f)	60% of (e)	$

(g)	Net Proceeds of Stock for Current Fiscal Quarter to “as of” date	$

(h)	Current Fiscal Quarter’s Required Minimum Amount (a) + (f) + (g)	$

(i)	Current Fiscal Year Consolidated Tangible Net Worth	$

Compliance Yes No

*	But not less than $0.

Section 7.10 Leverage Ratio

(a)	Consolidated Indebtedness for Borrowed Money		$

(b)	Consolidated Indebtedness for Borrowed Money	$
	Consolidated Tangible Net Worth	$

	TOTAL		$

	(a)/(b)			*

*	Required to not exceed the percentage set forth in Section 7.10.

Compliance Yes No

Section 7.11(a) Capital Expenditures

(a)	Maximum Amount Allowed	$
(b)	Expenditures Year-to-date	$
	(a)-(b)		*

Compliance Yes No

Section 7.11(b) Capital Expenditures for New Processing Complex 1

(a)	Maximum Amount Allowed		$140,000,000
(b)	Total Expenditures	$
	(a)-(b)			*

	Compliance Yes No

Section 7.11(b) Capital Expenditures for New Processing Complex 2

(a)	Maximum Amount Allowed		$140,000,000
(b)	Total Expenditures	$
	(a)-(b)			*

	Compliance Yes No

EXHIBIT F

ENVIRONMENTAL DISCLOSURE

NONE

EXHIBIT G

SCHEDULE OF SUBSIDIARIES

	NAME	STATE OF INCORPORATION	PERCENTAGE OF OWNERSHIP

1.	Sanderson Farms, Inc. (Foods Division)	Mississippi	100%

2.	Sanderson Farms, Inc. (Production Division)	Mississippi	100%

3.	Sanderson Farms, Inc. (Processing Division)	Mississippi	100%

EXHIBIT H

LITIGATION; TAX RETURNS; APPROVALS

NONE

EXHIBIT I

ASSIGNMENT AND ACCEPTANCE

Dated             ,

Reference is made to the Credit Agreement dated as of October 24, 2013 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuers parties thereto, and BMO Harris Bank N.A., as Agent (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                   (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Commitment Percentage of any outstanding Reimbursement Obligations.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Banks pursuant to Section 7.4(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be                      (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent and, if required, the Company.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR BANK]

By
Name
Title

[ASSIGNEE BANK]

By
Name
Title

Accepted and consented this

     day of

SANDERSON FARMS, INC.

By
Name
Title

Accepted and consented to by the Administrative

  Agent and L/C Issuer this      day of

BMO HARRIS BANK N.A.,
as Agent and L/C Issuer

By
Name
Title

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS FOR ALL BANKS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

Revolving Credit	$	$		%

Term Loan	$	$		%

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 24, 2013, (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuer party thereto, and BMO Harris Bank N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 11.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 20[ ]

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 24, 2013, (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuer party thereto, and BMO Harris Bank N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 11.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 20[ ]

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 24, 2013, (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuer party thereto, and BMO Harris Bank N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 11.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 20[ ]

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of October 24, 2013, (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuer party thereto, and BMO Harris Bank N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 11.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 20[ ]

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT

BMO Harris Financing, Inc.	$50,000,000

AgFirst Farm Credit Bank	$48,000,000

Farm Credit Bank of Texas	$48,000,000

Farm Credit Services of America, PCA	$48,000,000

Regions Bank	$48,000,000

Bank of the West	$43,000,000

1st Farm Credit Services, PCA	$38,000,000

AgStar Financial Services, PCA	$38,000,000

Farm Credit Mid-America, PCA	$38,000,000

United FCS, PCA, d/b/a FCS Commercial Finance Group	$38,000,000

Northwest Farm Credit Services, PCA	$38,000,000

Trustmark National Bank	$30,000,000

GreenStone Farm Credit Services, ACA/FLCA	$28,000,000

U.S. Bank National Association	$26,000,000

American AgCredit, PCA	$20,500,000

Farm Credit West, PCA	$20,500,000

TOTAL	$600,000,000